                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      CORN PRODUCTS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                     N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

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         N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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
                              [CORN PRODUCTS LOGO]

           6500 SOUTH ARCHER AVENUE, BEDFORD PARK, ILLINOIS 60501-1933


                                                                  March 31, 1999


Dear Stockholder:

         Enclosed are the notice of annual meeting of stockholders and proxy statement for the 1999 annual meeting of stockholders of Corn Products International, Inc.

         The meeting will be held solely to vote on the matters described in the proxy statement. We do not expect any other business will be transacted at the meeting. We will, however, present a brief report on the status of our business at the conclusion of the meeting.

         We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

                                   Sincerely,



                                   Konrad Schlatter
                                   Chairman and
                                   Chief Executive Officer


[LOGO]
Printed on Recycled Paper

                        CORN PRODUCTS INTERNATIONAL, INC.
                            6500 SOUTH ARCHER AVENUE
                        BEDFORD PARK, ILLINOIS 60501-1933

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The 1999 annual meeting of stockholders of Corn Products International, Inc. will be held at the Wyndham Garden Hotel - O'Hare, 5615 North Cumberland Avenue, Chicago, Illinois, on Wednesday, May 19, 1999, at 9:30 a.m., local time, for the following purposes:

         1. To elect four directors, each for a term of three years, and one director for a term of one year.

         2. To ratify and approve the issuance of common stock of the Company in connection with the acquisition by the Company of the remaining interest in Arancia-Corn Products S.A. de C.V., the Company's Mexican joint venture.

         3. To ratify the appointment of independent auditors for the Company for 1999.

         4. To transact such other business, if any, that is properly brought before the meeting.

         March 22, 1999, is the record date for the meeting. Only stockholders of record at the close of business on that date may vote at the meeting. For ten days before the meeting, a list of stockholders will be available for inspection during ordinary business hours, at our Company headquarters.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY.

                                 By order of the Board of Directors,



                                 Marcia E. Doane
                                 Vice President, General Counsel
                                 and Corporate Secretary

March 31, 1999

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
General Information..................................................................4
Board of Directors...................................................................5
Security Ownership of Certain Beneficial Owners and Management.......................7
Section 16(a) Beneficial Ownership Reporting Compliance..............................9
Stockholder Return Performance Graph................................................10
Compensation and Nominating Committee Report on Executive Compensation..............10
Executive Compensation..............................................................14
Certain Relationships and Related Transactions......................................18
Matters To Be Acted Upon:
         Proposal 1.
         Election of Directors......................................................19
         Proposal 2.
         Ratification and Approval of the Issuance of Common Stock..................24
         Proposal 3.
         Ratification of Appointment of Auditors....................................35
Other Matters
Stockholder Proposals for 2000 Annual Meeting.......................................35
Additional Information..............................................................36
Exhibit I - Opinion of Lehman Brothers ....................................Exhibit I-1
Exhibit II - Financial Information Regarding the Joint Venture ...........Exhibit II-1

                        CORN PRODUCTS INTERNATIONAL, INC.
                            6500 SOUTH ARCHER AVENUE
                        BEDFORD PARK, ILLINOIS 60501-1933

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         We are sending this proxy statement because the Corn Products Board of Directors is asking for your proxy to vote your shares at the 1999 annual meeting of stockholders. On March 22, 1999, the record date for the meeting, ** shares of common stock were issued and outstanding. This proxy statement, the accompanying proxy card, and the 1998 annual report to stockholders were first mailed to stockholders on or about March 31, 1999.

WHO CAN VOTE

         You may vote at the meeting if you were a stockholder of record of common stock at the close of business on March 22, 1999. You are entitled to one vote for each share of common stock that you own. If you are a participant in the Corn Products stock fund of the Retirement Savings Plan, the proxy represents shares in your Plan account, as well as shares held of record in your name.

HOW TO VOTE

         You may vote in person at the meeting or by proxy. If you vote by proxy, please sign and date the enclosed proxy card and return it to us. Specify your choices on the proxy card. If you return a signed and dated proxy card but do not specify your choices on it, we will vote your shares in favor of the proposals. You may revoke your proxy any time before it is voted by (i) notifying our Corporate Secretary in writing, (ii) returning a later-dated, signed proxy card, or (iii) voting in person at the meeting.

REQUIRED VOTES

         To carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, in person or by proxy. If a quorum is present, the director nominees receiving the most votes will be elected. Other proposals require the favorable vote of a majority of the votes cast. If you withhold your vote for any or all nominees, your vote will not count either "for" or "against" the nominee. A vote to abstain on any proposal will be counted as voting "against" the proposal. If you hold your stock in "street name" and have not returned a signed proxy card, your broker will have authority to vote your shares but only on those proposals that are considered discretionary under New York Stock Exchange rules. If your broker does not have such discretion on any proposals (broker non-votes), we will count your shares as present at the meeting for quorum purposes, but they will have the same effect as a vote "against" such proposals.

SOLICITATION OF PROXIES

         We have retained D. F. King & Co. Inc., 77 Water Street, New York, New York, 10005, to assist in the distribution of proxy materials and solicitation of proxies and will pay them $12,500 plus reasonable expenses for these services. We will pay all costs of soliciting proxies and will reimburse brokers, banks and other custodians and nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining their voting instructions. In addition to this mailing, directors, officers and other employees of the Company may solicit proxies electronically, personally or by telephone.

                               BOARD OF DIRECTORS

         The business of the Company is managed by its Board of Directors. The Board presently consists of eleven members, eight of whom are outside directors. The Board is divided into three classes, with one class elected each year for a three-year term.

         The Board held ten meetings in 1998 and each of the directors attended at least 75 percent of these meetings. Attendance of all directors at meetings of the Board and of the Committees of the Board on which they served averaged 96 percent.

COMMITTEES OF THE BOARD

         The Audit Committee is composed entirely of outside, independent directors. The Committee reviews the scope and results of the annual audit, approves the non-audit services rendered by the independent auditors and considers their effect on the independence of the auditors, and recommends to the Board appointment of independent auditors subject to ratification by the stockholders. The Committee also reviews the proposed financial statements for the annual report to stockholders, accounting policies, internal control systems and internal auditing procedures, and the process by which unaudited quarterly financial information is compiled and issued. The independent auditors meet privately with the Committee on a regular basis. In relation to preservation of assets, the Committee reviews major risk areas and the Company's policies and controls to minimize exposure to losses. In relation to corporate governance, the Committee reviews the Company's policy and performance in relation to business ethics, disclosure of Company information and insider trading, employee and community relations, equal employment opportunity, and health and safety issues. The Committee reviews annually the independence of each outside director. Members of the Committee are W. C. Ferguson (Chairman), A. C. DeCrane, Jr., G. E. Greiner and C. B. Storms. The Audit Committee held five meetings last year.

         The Compensation and Nominating Committee is composed entirely of outside, independent directors. The Committee approves the compensation of all executive officers and administers executive incentive compensation plans, reviews employee benefit plans and recommends to the Board proposals for adoption, amendment or termination of such plans. The Committee recommends to the Board the compensation arrangements for outside directors and administers any compensation plans for outside directors. The Committee develops criteria for Board membership and, with the assistance of outside consultants, considers candidates for membership on the Board. Stockholders who wish to recommend a candidate for consideration by the Committee as a nominee for director may do so by writing to the Corporate Secretary and furnishing a statement of the candidate's experience and qualifications. Members of the Committee are R. G. Holder (Chairman), R. M. Gross and W. S. Norman. The Compensation and Nominating Committee held five meetings last year.

         In February 1999, the Board restructured its Committees and added a new Corporate Responsibility Committee. The Committee's responsibilities include certain duties which had been performed by the Audit and Compensation and Nominating Committees.

         The Corporate Responsibility Committee is composed entirely of outside directors. It oversees the general areas of corporate governance and Company policies. In relation to corporate governance, it reviews the size, structure and organization of the Board and its Committees and the flow of information to and within the Board, and the independence of each outside director. It establishes criteria for the evaluation of Board performance and effectiveness, establishes performance parameters and reviews performance of directors and the guidelines for Board tenure. In relation to Company policies, the Committee develops criteria for the selection of directors and reviews Board succession plans, reviews Company policies and performance in relation to the quality of products and services, customer relations, employee relations, health, safety and the environment, community relations, compliance with laws, disclosure of Company information, insider trading and business ethics. It reviews crisis management organization and corporate communications programs, including investor relations. Members of the Committee are A. C. DeCrane, Jr., (Chairman),
W. C. Ferguson, G. E. Greiner, R. M. Gross, R. G. Holder, B. H. Kastory, W. S. Norman and C. B. Storms.

DIRECTOR COMPENSATION AND TENURE

         Employee directors do not receive additional compensation for serving as directors. All directors are reimbursed for Board and Committee meeting expenses. The following table displays the components of outside director compensation:

                  Annual Board retainer..............................$35,000 (1)
                  Annual retainer for Committee chair................  3,000
                  Board attendance fee (per meeting).................  1,000
                  Committee attendance fee (per meeting).............  1,000

----------------

(1) One-half is paid in cash and one-half is paid in phantom stock units of the Company which are mandatorily deferred until retirement under the Deferred Compensation Plan for Outside Directors. In addition, a director may choose to defer all or part of the cash portion of the retainer in phantom stock units of the Company. The phantom stock units for each outside director as of December 31, 1998 are indicated in footnote (3) to the table on page 8.

         The Board has a policy that requires outside directors and former chief executive officers of the Company to retire from the Board at the annual meeting of stockholders coincident with or next following their 70th birthday. Employee directors are required to retire from the Board upon retirement as an employee or other termination of active employment, whether or not their terms have expired. However, outside directors who were members of the Board on November 19, 1997, and the current chief executive officer, may continue to serve as directors until the annual meeting of stockholders coincident with or next following their 72nd birthday.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows, as of December 31, 1998, all persons or entities that the Company knows are beneficial owners of more than five percent of the Company's common stock.

           Name and Address of                Amount and Nature of Beneficial
             Beneficial Owner                            Ownership                         Percent of Class
--------------------------------------------------------------------------------------------------------------------

FMR Corp.                                              3,576,321 (1)                             9.97%
82 Devonshire Street
Boston, Massachusetts
02109-3614


Capital Guardian Trust Company                         3,157,210 (2)                             8.8%
11100 Santa Monica Boulevard
Los Angeles, California
90025-3384


Federated Investors, Inc.                              2,639,500 (3)                             7.4%
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, Pennsylvania
15222-3779


(1) The ownership information disclosed above is based on a Schedule 13G report dated February 1, 1999, that FMR Corp., an investment advisor, filed with the Securities and Exchange Commission. Through its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, FMR Corp. has sole voting power as to 791,838 of such shares and sole dispositive power as to 3,576,321 shares.

(2) The ownership information disclosed above is based on a Schedule 13G report dated February 8, 1999, that Capital Guardian Trust Company, an investment advisor, filed with the Securities and Exchange Commission. Capital Guardian Trust Company has sole voting power as to 2,750,110 of such shares and sole dispositive power as to 3,157,210 shares.

(3) The ownership information disclosed above is based on a Schedule 13G report dated February 12, 1999, that Federated Investors, Inc. filed with the Securities and Exchange Commission. Federated Investors, Inc. reported sole voting and dispositive power over all of the shares. The number of shares indicated represent shares beneficially owned by mutual funds and/or separate accounts advised by subsidiaries of Federated Investors, Inc. which have the power to direct investment and vote the securities. For purposes of the reporting requirement of Regulation 13D of the Securities and Exchange Act of 1934, Federated Investors, Inc., its principal shareholders and its investment adviser subsidiaries may be deemed to be beneficial owners of such securities; however, in accordance with Rule 13d-4 under the 1934 Act,

Federated Investors, Inc., its principal shareholders, and its investment adviser subsidiaries declare that the filing of the Schedule 13G disclosing beneficial ownership of the securities should not be construed as an admission that they are the beneficial owners of such securities, and Federated Investors, Inc., its principal shareholders and its investment adviser subsidiaries expressly disclaim that they are in fact the beneficial owner of such securities.

         The following table shows the common stock ownership as of March 22, 1999, of each director, each named executive officer, and all directors and executive officers as a group.

                 Name                   Number of Shares (1) (2) (3)                Percentage of Class
                 ----                   ----------------------------                -------------------

I. Aranguren-Castiello                         1,767,071                                   4.9%
A. C. DeCrane, Jr.                                 3,278                                     *
W. C. Ferguson                                     9,955                                     *
G. E. Greiner                                        322                                     *
R. M. Gross                                        1,322                                     *
R. G. Holder                                       3,752                                     *
B. H. Kastory                                      7,439                                     *
F. J. Kocun                                       49,977 (4)                                 *
W. S. Norman                                       2,905                                     *
E. J. Northacker                                  75,705 (4)                                 *
J. W. Ripley                                      51,544 (4)                                 *
K. Schlatter                                     270,712 (4)                                 *
S. C. Scott                                      160,421 (4)                                 *
C. B. Storms                                      14,144                                     *

All directors and executive
officers as a group
(20 persons)                                   2,594,263 (4)                               6.7%

----------------------

(1) The total for any individual, except I. Aranguren-Castiello, is less than 1.0% and the total for the group is 6.7% of the shares of common stock outstanding. The applicable percentage of ownership is based on a total of ** shares of common stock issued and outstanding on March 22, 1999.

(2) Includes shares held individually, jointly with others or in the name of an immediate family member.

(3)      Includes the following through March 5, 1999:
         a. Shares allocated to the Corn Products stock fund accounts of executive officers in the Retirement Savings Plan: K. Schlatter, 10,482; S. C. Scott, 14,137; and all directors and executive officers as a group, 71,984.
         b. Deferred phantom stock units credited to the accounts of executive officers: K. Schlatter, 10,890; S. C. Scott, 6,109; E. J. Northacker, 8,936; J.
W. Ripley, 679; and F. J. Kocun, 1,331; and other directors: I. Aranguren-Castiello, 865; A. C. DeCrane, Jr., 1,153; W. C. Ferguson, 1,252; G.
E. Greiner, 322; R. M. Gross, 322; R. G. Holder, 1,252; B. H. Kastory,

577; W.S. Norman, 1,153; and C. B. Storms, 1,153. The executive officers and other directors have no voting or investment power over these stock units.

(4) Includes shares which may be acquired within 60 days through the exercise of stock options, as follows: K. Schlatter 154,740; S. C. Scott, 103,153; E. J. Northacker, 60,347; J. W. Ripley, 35,607; and F. J. Kocun,
43,091; and all directors and executive officers as a group, 517,736.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of holdings and transactions in the Company's stock with the Securities and Exchange Commission
(SEC). Based on a review of the forms filed on behalf of the directors and executive officers, or written representations that no annual SEC Form 5 was required, the Company believes that during 1998, all directors and executive officers complied with the filing requirements on a timely basis, except that the Company filed one report late reflecting the ownership of an additional 263 shares of stock by J. W. Ripley.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares total return to stockholders (stock price appreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the S&P Small Cap Basic Materials Index and the Russell 2000 Index. The S&P Small Cap Basic Materials Index is one of the Standards & Poor's industry specific stock indices. The Basic Materials index includes the common stock of 37 small companies in the following industries:
Agricultural Products, Aluminum, Chemicals (Diversified and Specialty), Construction (Cement and Aggregates), Containers and Packaging (Paper), Gold and Precious Metals Mining, Iron and Steel, Paper and Forest Products. The Russell 2000 Index is a comprehensive common stock price index representing equity investments in small USA companies. The index is value weighted and includes only publicly traded common stocks belonging to corporations domiciled in the U.S. and its territories. It measures the performance of the 2,000 smallest companies in the Russell 3000 index which in itself represents approximately 98% of the total U.S. equity market. The graph assumes that:

         - you invested $100 in the Company's common stock at the closing price on December 15, 1997 (the date on which the Company's common stock began trading on the New York Stock Exchange), and

         - all dividends were reinvested. (The Company began paying dividends on October 23, 1998.)

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                                    [GRAPH]

                                   December 15, 1997   December 31, 1997    December 31, 1998
Corn Products International       $           100.00  $           102.79   $           105.35
Russell 2000                      $           100.00  $           103.00   $           100.38
S&P Small Cap Basic Materials     $           100.00  $           100.97   $            94.51

                  COMPENSATION AND NOMINATING COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation and Nominating Committee of the Board of Directors, is composed entirely of outside, independent directors. The Committee approves compensation policy for the Company and administers the compensation program for the Company's senior management, including its eleven officers.

         Prior to the spin-off of the Company by Bestfoods, the Company's executives named in the Summary Compensation Table were employees of Bestfoods. Excluding the 1998 annual bonus, compensation paid to those individuals for services performed prior to January 1, 1998, was determined solely by Bestfoods.

         Since the spin-off, the Company has engaged the services of a compensation consulting firm to assist in developing the Company's overall compensation structure and in determining an appropriate and effective compensation program for the Company's officers. The consulting firm provided information on base salary levels, annual bonus levels, and long-term incentives for a broad group of companies and for a group of companies in related industries of similar size and for which compensation information was available (the "survey group"). Based on this comparative pay data and the compensation-related objectives that the Company wishes to foster, the Committee approved and adopted an executive compensation program that it considers appropriate for the Company. A description of that program follows.

COMPENSATION PHILOSOPHY

         The objectives of the Company's compensation programs, including executive compensation, are to:

         - Focus, align and motivate management on the objectives of the corporation and enhance shareholder value.

         - Permit the Company to retain and attract outstanding and talented executives who are focused on the interests of the Company's shareholders.

         - Provide executives with significant opportunity and risk by targeting their base salaries at a discount to market and their incentive opportunities at a premium to market.

         - Reinforce pay for performance beliefs by aligning the distribution of compensation programs with results. Adjustments to base salary and the award of incentives are provided based on the achievement of tangible measurable results.

         The key components of the Company's executive compensation program are base salary, annual incentive compensation, and long-term incentives. The intention is to maintain base salaries for the executives named in the Summary Compensation Table and other officers at 10% less than the 50th percentile of companies in the survey group while providing the opportunity to earn increased variable compensation. An officer's salary depends upon level of responsibility and individual performance. Periodically, the Company's executive compensation targets will be compared against market data to assure alignment with market conditions and the Company's compensation philosophy. Annual bonus targets are currently established to deliver approximately 20% above the 50th percentile annual total cash compensation (equals base pay plus annual bonus) of the survey group, for the attainment of predetermined performance targets. Long-term incentive compensation is targeted at the 50th percentile of the survey group. Long and short-term incentives for other management personnel are targeted at the 50th percentile of the survey group.

ANNUAL INCENTIVE PROGRAM

         The annual incentive program for all management level employees provides for awards to be determined and paid after the end of the year being measured. Payment of annual incentives is based on the achievement of performance targets that are established in the beginning of each year. Each officer's and bonus eligible employee's annual incentive is calculated according to the achievement of corporate, business unit and individual performance results. The Committee approved annual incentive payments based on 1998 results for the officers and bonus eligible employees in accordance with this plan. Payments made to each of the reporting officers for 1998 results are indicated on the Summary Compensation Table on page 15. Prior bonus payments indicated were made by Bestfoods for results prior to the spin-off.

LONG-TERM INCENTIVES

         The Company's long-term incentive program for its officers and selected senior executives consists of non-qualified stock options and cash. The combined value is targeted at the 50th percentile long-term incentive compensation of the survey group. Non-qualified stock options are awarded under the Company's 1998 Stock Incentive Plan while the cash portion is awarded under the Performance Plan.

         The Performance Plan (the "Plan") has been established to provide long-term cash incentives.

         The Plan, which becomes effective January 1, 1999, is designed to provide the opportunity to achieve competitive long-term incentives for the attainment of long-term performance targets. This year the performance target is the Company's total shareholder return versus the total shareholder return of companies in the S&P Small Cap Basic Materials Index. This index was selected because the Company is part of this index. Periodically, the Committee will review the performance measures under this Plan and may establish new measures as necessary or appropriate. The Plan provides for long-term cash incentives to be granted beginning in 1999. The cash will be awarded based on the achievement of predetermined targets for relative stock price performance over a three-year period. Up to one-third of the cash incentive would be earned in year one (based upon performance of that year), up to two-thirds for year two (based on the cumulative performance over the two-year period) and up to 100% for year three (based on the cumulative performance over the three-year period). Cash earned and vested in years one and two cannot together exceed the cash incentive that can potentially be earned at the 100% target level for the whole three-year period. However, in the third year, the opportunity exists to double the total cash incentive. Cash amounts vest as they are earned but are not payable until after the end of year three.

         Non-qualified stock options awarded to officers and selected senior executives will have a ten-year term and vest 50% per year at the end of years one and two.

         Other management personnel will be awarded non-qualified stock options. The number of shares awarded will be based on individual's grade and performance. These options will have a ten-year term and vest 50% at the end of years one and two.

STOCK OPTIONS AND RESTRICTED STOCK GRANTS

         During 1998, the Committee awarded 656,000 non-qualified stock options to eleven Company officers and 24,100 restricted stock grants to four Company officers. The award amounts were established based on competitive data for spin-off companies. In addition, 441,200 stock options and 12,500 restricted stock grants were granted in 1998 to another 214 management level employees. The options have a ten-year term and an exercise price equal to the fair market value of a share of Company common stock on the grant date. The size of the grants was based upon the level of responsibility and individual performance. The awards were made to create an immediate sense of ownership in the Company. The total number of non-qualified stock options and restricted stock grants awarded in 1998 was 1,133,800 or 32.4% of the shares authorized for distribution under the 1998 Stock Incentive Plan. Restricted stock awards have a five-year restriction period.

EXECUTIVE STOCK OWNERSHIP TARGETS

         In 1998, the Committee approved stock ownership targets for the officers of the Company. The ownership targets for the officer group are based on multiples of each individual's base salary. "Ownership" is defined as stock directly owned, restricted stock grants and the stock equivalents of deferred accounts referred to in footnote (3) to the Stock Ownership Table on page 8. Ownership excludes unexercised stock options. Executives will be expected to attain their ownership targets within three to five years from the time the targets were established. The ownership target for the Chief Executive Officer is five times base salary.

COMPENSATION FOR 1998

         Base salaries for both Mr. Schlatter, Chief Executive Officer, and Mr. Scott, Chief Operating Officer, were set by the Committee in January 1998, to reflect the new responsibilities they were assuming with the Company. During the course of 1998, the Committee increased the base salaries for the other executive officers named in the Summary Compensation Table to reflect their increased responsibilities and individual performance.

         The Committee awarded Mr. Schlatter an annual cash incentive award of $175,000 and awarded Mr. Scott an annual cash incentive award of $110,000 because of the effectiveness of their leadership in the startup of the new Company and as recognition for the results of 1998 that were achieved despite difficulty in the US market and global economic pressures. Annual incentive awards to the other named executive officers were based on their contributions to the corporation and business unit performance.

         As reported last year, the Committee granted Mr. Schlatter 166,000 and Mr. Scott 118,000 non-qualified stock options in January, 1998. The amounts of the awards were established according to market data, competitive trends in spin-off situations and for purposes of motivation and retention.

         The stock options exercised by Mr. Schlatter in 1998 were options granted to him by Bestfoods prior to the spin-off, which he converted into the Company's stock options and, subsequently, exercised to attain his stock ownership requirement.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         The Committee intends to comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to options, annual incentives and long-term incentive plans in order to avoid losing the tax deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named on the Summary Compensation Table. The Committee anticipates that the Company will not lose any tax deductions due to this rule in 1998.

                                 Compensation and Nominating Committee
                                 R. G. Holder, Chairman
                                 R. M. Gross
                                 W. S. Norman

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation awarded or paid to the chief executive officer and each of the other four most highly compensated executive officers of the Company (the "named executive officers") during each of the last three fiscal years. The Company began operating as an independent, publicly-held company on January 1, 1998, as a result of its spin-off from Bestfoods (formerly "CPC International Inc.") effective on that date. For all compensation in 1996 and 1997, the compensation shown in this table was paid by Bestfoods (or its subsidiaries) for services rendered to Bestfoods and its subsidiaries prior to the spin-off. All other compensation was paid by the Company.

----------------------------------------------------------------------------------------------------------------------------------
                                                   SUMMARY COMPENSATION TABLE (1)
----------------------------------------------------------------------------------------------------------------------------------
                                       ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                       -------------------                  ----------------------
                                                                         AWARDS                PAYOUTS
                                                                         ------                -------
                                                                RESTRICTED    SECURITIES       LONG-TERM         ALL OTHER
    NAME AND                              SALARY     BONUS         STOCK      UNDERLYING       INCENTIVE        COMPENSATION
PRINCIPAL POSITION                 YEAR    ($)        ($)        AWARDS ($)   OPTIONS #        PAYOUTS ($)(2)       ($)(3)
------------------                 ----   ------     -----      -----------   ---------        ---------------  ----------

 K. Schlatter                      1998   500,000   175,000          -          166,000                             107,904
 Chairman and Chief                1997   435,000   150,000          -           13,500         1,103,047           106,908
 Executive Officer                 1996   391,250   220,000          -           13,500           750,938           107,006

 S. C. Scott                       1998   375,000   110,000          -          118,000                              68,540
 President and Chief               1997   305,000    35,000          -           13,500           735,398            64,255
 Operating Officer                 1996   286,667    60,000          -           13,500           500,625            49,293

 E.J. Northacker                   1998   270,000    52,000          -           60,000                              44,326
 Vice President and President,     1997   245,000    50,000          -            8,000           571,988            51,894
 Latin American Division           1996   231,250    50,000          -            8,000           406,737            51,199

 J. W. Ripley                      1998   248,333    66,000          -           53,000                              45,093
 Vice President -- Finance         1997   217,500    72,000          -            5,000              -               41,809
 and Chief Financial Officer       1996   183,750    72,000          -            5,000              -               39,256

 F.J. Kocun                        1998   220,000    54,000          -           47,000                              48,153
 Vice President and President,     1997   198,000    30,000          -            5,500           367,649            57,359
 Cooperative Management Group      1996   183,250    29,000          -            5,500           281,581            56,699

---------------

    (1) For 1996 and 1997, the compensation shown in this table was paid by Bestfoods (or its subsidiaries) for services rendered to Bestfoods and its subsidiaries prior to the spin-off..
    (2) During 1998, Long-Term Incentive Payouts were paid by Bestfoods (or its subsidiaries) for services rendered to Bestfoods and its subsidiaries prior to the spin-off as follows: K. Schlatter, $1,763,667; S. C. Scott, $1,322,776; E. J. Northacker, $953,012; J. W. Ripley, $140,026;
         and F. J. Kocun, $626,296.
    (3)  Includes the following for 1998:
         a.   Matching contributions to defined contribution plans as follows:
              K. Schlatter, $38,999; S. C. Scott, $31,583; E. J. Northacker, $16,550; J. W. Ripley, $19,203; and F. J. Kocun, $14,225.
         b. Value of premiums paid by Bestfoods under the Executive Life Insurance Plan as follows: K. Schlatter, $68,905; S. C. Scott, $35,774; E. J. Northacker, $26,377; J. W. Ripley, $25,372; and F.
              J. Kocun, $33,928.
         c. For S. C. Scott, $1,183; E. J. Northacker, $1,399; and J. W. Ripley, $518 of above-market interest at the rate credited to all participants in a Corn Products deferred compensation plan, pursuant to which all or a portion of annual bonus may be deferred and credited to an interest bearing account and paid over a fifteen-year period following retirement.

STOCK OPTION GRANTS

The following table contains information relating to the Company's stock options granted in 1998.

------------------------------------------------------------------------------------------------------------------------------------
                                                        OPTION GRANTS IN 1998
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                               Annual Rates of
                                                                                          Stock Price Appreciation
                                Individual Grants                                             for Option Term (1)
-------------------------------------------------------------------------------     ------------------------------------
                 Number of          Percent of
                Securities         Total Options
                Underlying          Granted to        Exercise
                  Options            Employees          Price       Expiration       0%           5%             10%
Name          Granted (#)(2)          in 1998         ($/Share)        Date         ($)          ($)             ($)
----          --------------          -------         ---------        ----         ---          ---            -----

K. Schlatter        166,000            15.12           32.3125       1/21/08         0        3,373,312        8,548,635
S. C. Scott         118,000            10.75           32.3125       1/21/08         0        2,397,897        6,076,741
E. J. Northacker     60,000             5.46           32.3125       1/21/08         0        1,219,269        3,089,868
J. W. Ripley         53,000             4.83           32.3125       1/21/08         0        1,077,021        2,729,384
F. J. Kocun          47,000             4.28           32.3125       1/21/08         0          955,094        2,420,397

------------------------


(1) The amounts shown under these columns are calculated at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

(2) The number of options shown excludes options granted by Bestfoods in prior years which were converted to options to purchase the Company's common stock in connection with the spin-off from Bestfoods on January 1, 1998.

STOCK OPTION EXERCISES
The following table contains information relating to exercises of (i) Bestfoods stock options which were converted to options to purchase the Company's common stock in connection with the spin-off from Bestfoods on January 1, 1998, and
(ii) the Company's stock options granted in 1998.

---------------------------------------------------------------------------------------------------------------------------

                                             AGGREGATED OPTION EXERCISES IN 1998
                                          AND OPTION VALUES AS OF DECEMBER 31, 1998

---------------------------------------------------------------------------------------------------------------------------

                                                                 Number of                     Value of
                                                           Securities Underlying              Unexercised
                                                                Unexercised                  In-the-Money
                                                                Options at                    Options at
                                                           December 31, 1998 (#)       December 31, 1998 ($)(2)
                                                           ---------------------       ------------------------
                      Shares Acquired          Value           Exercisable/                  Exercisable/
Name                  on Exercise (#)     Realized($)(1)       Unexercisable                 Unexercisable
----                  ---------------     --------------       -------------                 -------------

K. Schlatter              70,912             943,110           100,941/166,000               996,328/ --
S. C. Scott                 --                  --             63,820/118,000                615,277/ --
E. J. Northacker            --                  --              40,346/60,000                402,916/ --
J. W. Ripley                --                  --              17,942/53,000                141,856/ --
F. J. Kocun                 --                  --              27,424/47,000                272,167/ --



---------------------

(1) Amounts shown are based on the difference between the market value of the Company's stock on the date of exercise and the exercise price.

(2) Amounts shown are based on the difference between the closing price of the Company's common stock on December 31, 1998 ($30.375) and the exercise price.

PENSION PLANS

         The Company has a defined benefit pension plan which is a tax-qualified plan within the meaning of Section 401(a) of the Internal Revenue Code which is applicable to U. S. salaried employees, including the named executive officers. The plan is a "cash balance" pension plan. Accounts of participants in the plan accrue monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. The value of the account at retirement is paid as a life or joint and survivor annuity, or in an optional form such as a lump sum. The Company also has a nonqualified supplemental retirement plan which provides benefits in addition to those payable under the qualified plan. As of March 22, 1999, estimated annual benefits at age 65 for each of the named executive officers under the qualified and the supplemental plans are as follows: K. Schlatter, $336,120; S. C. Scott, $246,407; E. J. Northacker, $192,616; J. W. Ripley, $179,262; and F. J. Kocun, $145,819.

DEFERRED STOCK UNIT PLAN

         The Corn Products International, Inc. Deferred Stock Unit Plan allows certain senior management employees to defer, in the form of phantom stock units, all or part of their annual bonuses. The phantom stock units credited to the accounts of the named executive officers as of December 31, 1998, are indicated in footnote (3) to Stock Ownership Table on page 8.

SPECIAL AGREEMENTS

         The Company has severance agreements with each of the named executive officers, which provide for a lump sum payment equal to three times the sum of the annual salary and bonus paid in the prior year, and continuation of medical and insurance plans for a three-year period, if the officer's employment is terminated involuntarily other than for cause or voluntarily for good reason, within two years after a change in control of the Company. The severance agreements also provide that the amount of excise tax, if any, under the Internal Revenue Code to be paid by any officer upon receipt of a lump sum payment shall be reimbursed by the Company.

         In order to assure continuity in the management of the Company's international operations, the Company has employment agreements with F.J. Kocun, for a term of three years expiring December 31, 2000, and E.J. Northacker, for a term of two years expiring December 31, 1999, which provide for salary continuation for a period not to exceed one year following the term of the agreement plus continuation in certain benefit plans during the period of salary continuation. These benefits are not payable unless the individuals remain with the Company in their current positions for the full terms of their agreements. The agreements will only apply if, at the end of their respective terms, the individuals do not continue employment with the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A. C. DeCrane, Jr., W. C. Ferguson, R. G. Holder and W. S. Norman are also directors of Bestfoods and B. H. Kastory is an executive officer of Bestfoods. In connection with the spin-off from Bestfoods, the Company and Bestfoods entered into a master supply agreement for a minimum term of two years to supply certain corn refining products at prices generally at prevailing market conditions. During 1998, the sales of product amounted to $161 million dollars.

         I. Aranguren-Castiello is chairman and chief executive officer of Arancia-Corn Products S.A. de C.V. ("Arancia"), a joint venture formed in 1994 by the combination of the Mexican operations of the corn refining business of Bestfoods with Arancia Industrial S.A. de C.V., a Mexican corn refiner controlled by Mr. Aranguren-Castiello and his family. Arancia is engaged in the corn refining business and in the past engaged in transactions with the corn refining business of Bestfoods. During 1998, the Company had $1 million in sales to Arancia and paid to Arancia $400,000 as commission fees for certain sales made on the Company's behalf, all in the ordinary course of business. In the same period, Arancia paid the Company the amount of $4 million in connection with royalty related to the joint venture arrangement and other payments, also an additional $365,000 of interest on a $60 million loan made by the Company in 1996 to fund the construction of a production facility by Arancia. Such loan plus a $3 million facility fee was repaid by Arancia in January 1998. In April 1997, pursuant to the joint venture agreement, the Company made a payment of $10.9 million to Arancia Industrial S.A. de C.V. relating to the initial formation of the venture. In addition, the Company made a $10 million capital contribution to Arancia in January 1997. In connection with his service as Chairman and Chief Executive Officer of Arancia-Corn Products S.A. de C.V. Mr. Aranguren-Castiello will be paid an annual salary of $486,000 plus bonuses, based on Company and individual performance, and certain other benefits which are usual and customary in Mexico, including holiday/vacation pay and incidental expenses. The incidental expenses total approximately $16,000.

         In addition to the foregoing, as described in more detail below under "Matters To Be Acted Upon - Proposal 2. Ratification and Approval of the Issuance of Common Stock", the Company entered into an agreement to acquire the remaining interest in Arancia.

                            MATTERS TO BE ACTED UPON

                        PROPOSAL 1. ELECTION OF DIRECTORS

         At the 1999 annual meeting, the terms of four directors are expiring. These four directors are nominated for reelection to hold office for a three-year term expiring in 2002. One of these directors, G. E. Greiner, was elected by the Board in July 1998 and is nominated for initial election by stockholders. In addition, R. M. Gross, who was also elected by the Board in July 1998 is nominated for initial election by stockholders, to hold office for a one-year term expiring in 2000.

         All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies will be voted for substitute nominees designated by the Board unless the Board has reduced its membership prior to the meeting. The Board does not anticipate that any of the nominees will be unavailable to serve if elected. The nominees and the directors continuing in office will normally hold office until the annual meeting of stockholders in the year indicated on the following pages.

--------------------------------------------------------------------------------
             CLASS II NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2002
--------------------------------------------------------------------------------

ALFRED C. DECRANE, JR.

Age--67
Director since 1997
Chairman of the Corporate Responsibility Committee and member of the Audit Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF TEXACO INC.

Mr. DeCrane retired as Chairman and Chief Executive Officer of Texaco Inc. in 1996. He was elected President of Texaco in 1983, Chairman of the Board in 1987 and Chief Executive Officer in 1993. He is also a director of Bestfoods, Birmingham Steel Corporation, CIGNA Corporation, Harris Corporation, U.S. Global Leaders Growth Fund, Ltd. and Co-Chairman of the United States--Saudi Arabian Business Council. Mr. DeCrane is also a member of the Morgan Stanley International Advisory Board and of the Board of Trustees of the University of Notre Dame.

--------------------------------------------------------------------------------

GUENTHER E. GREINER

Age --60
Director since July 1998
Member of the Audit and Corporate Responsibility Committees

PRESIDENT OF INTERNATIONAL CORPORATE CONSULTANCY LLC

Mr. Greiner formed International Corporate Consultancy LLC, a global finance consulting firm, upon his retirement from Citicorp/Citibank, N.A. in April 1998. He joined Citibank Germany in 1965 and was appointed a vice president in 1974. After successive assignments in Europe, North America, Africa and the Middle East, he became an executive vice president of the World Corporate Group in 1989 and senior group executive and executive vice president of Citibank's Global Relationship Bank in 1995. He is also a director of Ermenigildo Zegna, Electric Lightwave and IFIL-Finanziaria di Participazione. In addition, he is a director of the New York Philharmonic, German American Chamber of Commerce (New York) and AICG - The John Hopkins University.

--------------------------------------------------------------------------------

RICHARD G. HOLDER

Age--67
Director since 1997
Chairman of the Compensation and Nominating Committee and member of the Corporate Responsibility Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF REYNOLDS METALS COMPANY

Mr. Holder retired as Chairman and Chief Executive Officer of Reynolds Metals Company in 1996. Prior thereto, he served as President and Chief Operating Officer of Reynolds Metals from 1988 until 1992. He is also a director of Bestfoods and Universal Corp. Mr. Holder is a director of the Virginia Economic Development Partnership, the Science Museum and Chairman of the Greater Richmond Chamber of Commerce.


--------------------------------------------------------------------------------

KONRAD SCHLATTER

Age--63
Director since 1997

CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

Mr. Schlatter served as Senior Vice President of Bestfoods since 1990 and Chief Financial Officer from 1993 to February 1997. He has served as the Chairman and Chief Executive Officer of the Company since 1997.


--------------------------------------------------------------------------------

             CLASS III NOMINEE FOR A ONE-YEAR TERM EXPIRING IN 2000

--------------------------------------------------------------------------------

RONALD M. GROSS
Age --65
Director since July 1998
Member of the Compensation and Nominating and Corporate Responsibility
Committees

CHAIRMAN EMERITUS, FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF RAYONIER INC.

Mr. Gross is Chairman Emeritus, former Chairman and Chief Executive Officer of Rayonier Inc., a global supplier of specialty pulps, timber and wood products. He had been Chairman and Chief Executive Officer from 1994, when Rayonier was spun off from ITT Corporation, until December 31, 1998. Previously, he served as President, Chief Operating Officer, and a director of ITT Rayonier Inc. from 1978 to 1981. He became Chief Executive Officer in 1981 and Chairman in 1984. He is a director of Rayonier Inc., the Pittston Company and Fundacion Chile.



--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR CLASS II
                DIRECTORS AND THE NOMINEE FOR CLASS III DIRECTOR.

--------------------------------------------------------------------------------
               CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2000
--------------------------------------------------------------------------------

IGNACIO ARANGUREN-CASTIELLO

Age--67
Director since 1997

CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF ARANCIA-CORN PRODUCTS S.A. DE C.V.

Mr. Aranguren-Castiello is Chairman and Chief Executive Officer of Arancia-Corn Products S.A. de C.V., a joint venture formed in November 1994 by the combination of the Mexican operations of the Corn Refining Business of Bestfoods with Arancia Industrial S.A. de C.V., a Mexican company controlled by Mr. Aranguren-Castiello and his family. As described in more detail under "Matters To Be Acted Upon - Proposal 2. Ratification and Approval of the Issuance of Common Stock", on December 2, 1998, Corn Products acquired control of Arancia-Corn Products S.A. de C.V. and entered into certain agreements providing for the acquisition of the remaining interest in the joint venture in a series of transactions occurring over the next several years. Mr. Aranguren-Castiello has been Chairman and CEO of Arancia Industrial S.A. de C.V. and its subsidiaries since the late 1970's. He is also a director of Bancomer S.A., a Mexican bank entity.

--------------------------------------------------------------------------------

WILLIAM S. NORMAN

Age--60
Director since 1997
Member of the Compensation and Nominating and Corporate Responsibility
Committees

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE TRAVEL INDUSTRY ASSOCIATION OF AMERICA

Mr. Norman has been President and Chief Executive Officer of the Travel Industry Association of America since 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK) from 1987 to 1994. He is also a director of Bestfoods, the Travel Industry Association of America, The An-Bryce Foundation, the U.S. Navy Memorial Foundation, the International Consortium for Research on the Health Effects of Radiation and the Logistics Management Institute. He is also a member of the Board of Trustees of West Virginia Wesleyan College and the Board of Visitors of The American University's Kogod College of Business Administration.

--------------------------------------------------------------------------------

CLIFFORD B. STORMS

Age--66
Director since 1997
Member of the Audit and Corporate Responsibility Committees

PRIVATE ATTORNEY

Mr. Storms was Senior Vice President (since 1988) and General Counsel (since
1975) of Bestfoods until his retirement in June 1997. He is a director of Atlantic Legal Foundation, Inc. and the Transportation Association of Greenwich, a member of the Executive Committee of the Yale Law School Association, a past President of the Association of General Counsel, and a member of the Panel of Arbitrators of the American Arbitration Association Large Complex Case Program, the ADR Panel of the Center for Public Resources, the Association of the Bar of the City of New York, and the American Bar Association.

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2001
--------------------------------------------------------------------------------

WILLIAM C. FERGUSON

Age--68
Director since 1997
Chairman of the Audit Committee and member of the Corporate Responsibility Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF NYNEX CORPORATION

Mr. Ferguson retired as Chairman of NYNEX Corporation in 1995 and as Chief Executive Officer in 1994. Prior thereto, Mr. Ferguson served as Vice Chairman of NYNEX from 1987 to 1989. He is also a director of Bestfoods and serves on the Advisory Board of Greenwich Street Capital. Mr. Ferguson is a director and former Chairman of the Board of The United Way of Tri-State, and a trustee and former Chairman of the Board of Trustees of Albion College.

--------------------------------------------------------------------------------

BERNARD H. KASTORY

Age--53
Director since 1997
Member of the Corporate Responsibility Committee

SENIOR VICE PRESIDENT - ASIA, BAKING AND LATIN AMERICA OPERATIONS OF BESTFOODS

Mr. Kastory was appointed to his present position with Bestfoods on March 10, 1999. Previously he was Senior Vice President, Finance and Administration since February, 1997. Mr. Kastory served as Chairman and Chief Executive Officer of Bestfoods' Baking Business from October, 1995, until February, 1997, and prior thereto, served as President of its Corn Refining Business and as a Vice President of Bestfoods since 1992. Mr. Kastory has held various technical, financial and general management positions in Bestfoods, which he joined in 1967.

--------------------------------------------------------------------------------

SAMUEL C. SCOTT

Age--54
Director since 1997

PRESIDENT AND CHIEF OPERATING OFFICER OF THE COMPANY

Mr. Scott was President of Bestfoods' worldwide Corn Refining Business since 1995 and President of its North American Corn Refining Business since 1989. He was elected a Vice President of Bestfoods in 1991. He is also a director of Motorola, Inc. and Reynolds Metals Company. Mr. Scott became President and Chief Operating Officer of the Company in 1997.

--------------------------------------------------------------------------------


      PROPOSAL 2. RATIFICATION AND APPROVAL OF THE ISSUANCE OF COMMON STOCK

              The Board of Directors has approved, and recommends to the shareholders for their ratification and approval, the issuance of shares of common stock in connection with the acquisition of the remaining interests in Arancia-Corn Products S.A. de C.V. (the "Joint Venture"). The Joint Venture is a Mexican corporation formed in 1994 by the predecessor of the Company and certain companies controlled by Ignacio Aranguren-Castiello, a director of the Company, and his family. Prior to the transactions described below (the "Transaction"), the Company owned 49% of the Joint Venture. On December 2, 1998 the Company purchased stock that gave it effective control over an additional 30.1% of the Joint Venture, bringing the Company's total effective ownership of the Joint Venture to 79.1%. The Company may engage in additional transactions that will result in the acquisition of the remaining interest in the Joint Venture. In consummating these transactions, the Company issued, and may issue in the future, shares of common stock exceeding 1% of the total shares of common stock outstanding to an entity controlled by a Director of the Company. Under the rules of the New York Stock Exchange ("NYSE"), the shareholders of the Company are required to approve such transactions.

                                 THE TRANSACTION

GENERAL

              On October 21, 1998, the Company entered into various agreements (the "Transaction Agreements") providing for the acquisition by the Company of the remaining interest in the Joint Venture. The acquisition will occur in a series of transactions over the next several years and will be paid for with a combination of cash and common stock. In the event that the Company acquires all of the remaining interest in the Joint Venture, the aggregate purchase price would consist of (i) US$90 million of cash, plus (ii) 1,764,706 shares of common stock, plus (iii) at the option of the Company, US$30 million in either cash or common stock valued at the time of issuance. In addition, an earnout payment not to exceed US$15 million and not less than US$9 million will be made.

         Prior to entering into these agreements, the Company owned a 49% interest in the Joint Venture. The remaining 51% interest was held 41% by Aracorn S.A. de C.V. ("Aracorn") and 10% by Arancia Industrial, S.A. de C.V. ("Arinsa"). Promociones Industriales Aralia, S.A. de C.V. ("Aralia") owned 100% of Aracorn. Aracorn is a holding company, the assets of which are limited to the Joint Venture shares it holds. Each of Aracorn, Arinsa, and Aralia is controlled by the Aranguren family of Mexico and, in particular, Ignacio Aranguren-Castiello, a director of the Company.

INITIAL TRANSACTION

         The closing of the initial transaction pursuant to the Transaction Agreements (the "Initial Transaction") occurred on December 2, 1998, at which time the Company obtained effective control of 79.1% of the Joint Venture. This Initial Transaction consisted of the acquisition by the Company of:
         (i) 49% of the capital stock of Aracorn from Aralia for US$10 million in cash and 1,764,706 shares of common stock;
         (ii) 10% of the capital stock of the Joint Venture from Arinsa, for approximately US$35 million in cash; and
         (iii) 91.7% of the capital stock of Poliquimicos del Ecuador, S.A., a small Ecuadorian corn wet miller ("Poliecsa"), from Arinsa for US$2 million in cash.

         The total consideration paid by the Company for the purchase of the stock of Aracorn, the Joint Venture and Poliecsa listed above was 1,764,706 shares of common stock and US$47,054,899 in cash. The source of such funds was cash on hand.

         The Transaction Agreements also provide that the Company will pay Aralia an earnout with respect to each of the years 2000, 2001 and 2002, the actual amount of which will be determined by a formula tied to a percentage of the Board approved Target Bonuses earned in each such year by the Chief Executive Officer and the Chief Operating Officer of the Company. The aggregate earnout payment will not exceed US$15 million or be less than US$9 million. In the event of a change in control of the Company, the earnout payments will be accelerated.

DEFERRED TRANSACTIONS

         In addition to the Initial Transaction, the Transaction Agreements provide for reciprocal put and call options with respect to the remaining 51% of the capital stock of Aracorn, which may be exercised by either the Company or Aralia in two deferred transactions (the "Deferred Transactions") over the next 5 years. If either of the options is exercised by Aralia or the Company, the first Deferred Transaction would transfer a 26.6% interest in Aracorn to the Company and the second Deferred Transaction would transfer the remaining 24.4% interest in Aracorn to the Company. If both Deferred Transactions are consummated, the Company would own 100% of Aracorn and, accordingly, would hold 100% of the interest in the Joint Venture.

         The first Deferred Transaction must occur between December 3, 1999 and January 2, 2000. The purchase price for the 26.6% interest in Aracorn will be, at the Company's option, either (i) cash in the amount approximately equal to US$38 million plus interest, or (ii) (A) approximately US$18 million plus interest in cash, plus (B) common stock with a then current market value equal to US$20 million plus interest. Such current market value is determined based upon the closing sales price of common stock on the NYSE on the 20 trading days immediately prior to the Closing of the first Deferred Transaction. There is no maximum number of shares of common stock that can be issued in the Deferred Transactions.

         The second Deferred Transaction must occur between the date June 2, 2000 and December 31, 2003. The purchase price for the 24.4% interest in Aracorn will be, at the Company's option, either (i) approximately US$35 million plus interest in cash, or (ii)(A) approximately US$25 million plus interest in cash plus (B) common stock with a then current market value of US$10 million plus interest. The current market value of the common stock is determined in the same manner as applicable to the first Deferred Transaction.

         The approval granted by the shareholders of the Company if Proposal 2 is approved will cover the ratification of the shares of common stock that were issued in the Initial Transaction as well as any shares of common stock that may be issued in the Deferred Transactions. Based upon the closing price of Corn Products' common stock on the New York Stock Exchange on March 17, 1999, if the Company were to elect to issue the maximum number of shares permissible in connection with the Deferred Transactions, 1,290,323 shares would be issued.

THE PUT

         Under the Transaction Agreements, Aralia, and certain related transferees, have the right (the "Put") to sell to the Company any common stock acquired in the Transactions. The Put may not be exercised until after December 1999. Thereafter the Put may be exercised from time to time over a period of ten years, which period may be extended at the option of the Company for an additional three years. The Put may be exercised only once during any six month period and must be exercised for a minimum of 250,000 shares of common stock at any one time. The purchase price for the shares of common stock so sold to the Company pursuant to the Put will be the then current market value of such shares payable in cash.

RESTRICTIONS ON TRANSFER

         The shares of common stock issued in this transaction were not and will not be registered under the Securities Act of 1933 and, accordingly, may not be sold, transferred or otherwise disposed of by the recipients thereof except (i) pursuant to an effective registration statement under such Act covering such securities, (ii) pursuant to Rule 144 under such Act, or (iii) in a transaction that is exempt from the registration and prospectus delivery provisions of such Act. The certificates representing such shares bear and will bear a legend to this effect.

         During the continuance of the Put, shares of common stock held by certain members of, or by entities controlled by, the Aranguren family may not be sold to any of the six largest competitors of the Company. In addition, prior to any sale of common stock by such members or entities, other than certain exempt transfers, such shares must first be offered to the Company at a price stipulated by the selling person. If the Company declines to purchase the offered shares, the selling person may then, for a period of 120 days, transfer such shares to a third party on substantially the same terms as offered to the Company. Thereafter, the shares will again be subject to the restrictions described above.

ARANGUREN BOARD REPRESENTATION

         Under the Transaction Agreements, the Company has agreed to nominate Ignacio Aranguren Castiello, or a qualified nominee designated by the Aranguren family, to its Board of Directors as long as the Aranguren family continues to hold at least 70% of their original holdings of common stock received in the Initial Transaction and such holdings represent at least 2.5% of the total outstanding shares of common stock. Mr. Ignacio Aranguren-Castiello is currently a member of the Board of Directors of the Company and has been serving on the Board since the Company was spun-off from Bestfoods at the end of 1997. If the holdings of the Aranguren family drop below these levels, the Company will have the option to continue to nominate an Aranguren family representative but will have no obligation to do so.

THE CALL

         The Company has the right to repurchase the shares of common stock issued in the Transaction in the event that any of the Aranguren related entities that hold such shares are no longer controlled by the Aranguren family.

VOTING AGREEMENT

         For so long as a representative of the Aranguren family is a member of the Board of Directors of the Company, Aralia and Arinsa and certain of their transferees are required to (a) attend all meetings of the stockholders of the Company, and (b) vote all shares of common stock in favor of nominees and proposals recommended by the Board of Directors of the Company or, at their option, proportionately with the other stockholders of the Company.

STANDSTILL AGREEMENT

         Under the Transaction Agreements, Aralia, Arinsa and certain related entities and persons are prohibited during the nine years following the consummation of the Initial Transaction from acquiring, directly or indirectly, ownership in the Company, soliciting proxies from stockholders of the Company, taking action to induce a change in control of the Company or taking certain other related actions. Notwithstanding the foregoing, the restricted persons may purchase additional shares of common stock if the total shares held by such persons in the aggregate is less than 9.8% of the total number of issued and outstanding shares of common stock.

REGISTRATION RIGHTS

         The Company has granted Aralia, Arinsa and certain related transferees the right (the "Demand Right"), commencing after the expiration of the Put, to demand the registration by the Company under the Securities Act of 1933 of the shares of common stock held by such persons and issued in the Transactions. The Company is required to honor no more than two demands with respect to the Demand Right, and any such demand must be with respect to at least 1% of the total shares of the common stock issued and outstanding. In addition, the Company has agreed to register, at any time after the expiration of the Put, such shares if the Company otherwise registers shares of the common stock for sale (the "Piggyback Rights"). The Piggyback Rights are subject to certain limitations, but are not limited in number or duration. The Company generally will be responsible for the expenses of any such registration, other than underwriters' discounts and commissions, relating to the shares sold pursuant to the Piggyback Rights.

OTHER CONTRACTUAL PROVISIONS

         The following is a brief summary of certain contractual provisions contained in the Transaction Agreements in addition to the matters described above. This summary is qualified by reference to the forms of the Transaction Agreements, which were filed with the Company's Report on Form 8-K, dated October 21, 1998.

         REPRESENTATIONS AND WARRANTIES. The Transaction Agreements contain representations and warranties from Aralia and Arinsa with respect to (i) the due incorporation, valid existence and corporate authority of Aralia, Arinsa, Aracorn and the Joint Venture, (ii) the authorization of the Transaction, (iii) the validity of the Transaction Agreements, (iv) the absence of conflicts resulting from the Transaction, (v) the authorized capital of Aracorn and the Joint Venture, (vi) the subsidiaries of Aracorn and the Joint Venture, (vii) title to the shares of Aracorn and the Joint Venture, (viii) the absence of options to purchase shares of Aracorn or the Joint Venture, (ix) the absence of actions with respect to any of the shares of Aracorn or the Joint Venture purchased or to be purchased by the Company, (x) the financial statements of Aralia, Arinsa, Aracorn and the Joint Venture, (xi) title to and condition of the assets of Aracorn and the Joint Venture, (xii) the intellectual property rights of Aracorn and the Joint Venture, (xiii) product liability obligations of Aracorn and the Joint Venture, (xiv) insurance coverage of Aracorn and the Joint Venture, (xv) the bank accounts of Aracorn and the Joint Venture, (xvi) the absence of litigation affecting Aracorn or the Joint Venture, (xvii) material contracts of Aracorn and the Joint Venture and the absence of defaults thereunder, (xviii) certain tax matters with respect to Aracorn and the Joint Venture, (xix) certain employees and employee benefit matters, (xx) the compliance of Aracorn and the Joint Venture with applicable laws, (xxi) the availability of assets to Aracorn and the Joint Venture, (xxii) transactions between Aralia, Arinsa and their Affiliates, and Aracorn or the Joint Venture, (xxiii) the investment intent of Aralia with respect to the shares of Common Stock of the Company, and (xxiv) certain other matters. The liability of Aralia and Arinsa with respect to their representations and warranties is joint and several and survives, with certain exceptions, until six months after the consummation of the Initial Transaction and is limited to $5 million in the aggregate, subject to various deductibles.

         NON-COMPETITION AGREEMENTS. As part of the Transaction, certain members of the Aranguren family who are currently employees of the Joint Venture, including Ignacio Aranguren-Castiello, have agreed not to compete with the Joint Venture for a period of four years after the consummation of the Initial Transaction and for a period of three years from the consummation of the Initial Transaction may not solicit for employment any employee of the Company or the Joint Venture.

REGULATORY APPROVALS

         The issuance of the shares of common stock to Aralia in the Initial Transaction was subject to the requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended. The waiting period under such Act expired on November 30, 1998 as a result of the granting of early termination. In addition, the consummation of the Transaction required certain approvals, consents and assurances from the Mexican Federal Competition Commission and the Mexican Foreign Investment Commission, all of which were obtained prior to the consummation of the Initial Transaction.

NYSE LISTING

         The Company has filed a Listing Application with the New York Stock Exchange to list the shares of common stock that were issued in the Initial Transaction and that may be issued in connection with the Transaction if the Company exercises its option to issue shares of its common stock as consideration in either of the Deferred Transactions. Such Listing Application is currently pending, and the Company has been informed that approval of the NYSE will not be granted unless the stockholders approve Proposal 2.

ACCOUNTING TREATMENT

         The Transaction has been treated as a "purchase" for financial reporting and accounting purposes. As of December 1, 1998, the results of operations of the Joint Venture have been included in the consolidated financial statements of the Company. The purchase price under the Transaction Agreements has been allocated based on the fair value of the assets acquired and the liabilities assumed by the Company. Any excess of cost over fair value of the net tangible assets of the Joint Venture will be recorded as goodwill and other intangible assets.

BACKGROUND OF THE TRANSACTION

         The Joint Venture was formed in 1994 through the contribution by the Company and certain entities controlled by the Aranguren family of their respective corn wet-milling businesses to the Joint Venture. The Company held an approximate 49% interest in the Joint Venture from its inception until the consummation of the Initial Transaction. In connection with the spin-off of the Company from Bestfoods at the end of 1997, conversations were held between Ignacio Aranguren-Castiello and Konrad Schlatter, the Company's Chairman and Chief Executive Officer, regarding the impact of the spin-off on the Joint Venture and the position of the Company and the Joint Venture within NAFTA going forward. In February of 1998, Messrs. Aranguren and Schlatter met further to discuss the situation and they reached a meeting of the minds that it could be beneficial to the Company and the Arangurens if the businesses of the Company and the Joint Venture could be combined. Various alternatives were discussed including a proposal for the Company to purchase the remaining interest of the Arangurens in the Joint Venture.

         In March 1998, Mr. Schlatter advised the Board that he was exploring investment opportunities in Mexico and would present a specific proposal to the Board at a later date. Discussions exploring the structure and consideration for a proposed transaction continued into early April 1998 among Messrs. Aranguren and Schlatter, together with Sam Scott, the Company's President and Chief Operating Officer and Jack Fortnum, the Company's Comptroller.

         On April 9, 1998, Mr. Schlatter sent the Board a report on the proposed Mexican acquisition which described the essentials of the Joint Venture's business and financials, the price proposed by Mr. Aranguren and the Company's negotiating intentions. Subsequently, on April 13, 1998, Mr. Schlatter called a special meeting of the Board for the sole purpose of reviewing the status of the proposal. After discussion concerning the benefits expected to accrue from the acquisition, the Board authorized Mr. Schlatter to continue negotiations with Mr. Aranguren.

         Continued negotiating sessions in April and early May 1998 resulted in a proposed acquisition price. On May 12, 1998, Mr. Schlatter sent the Board background materials and a report on the Mexican growth opportunity. These materials were prepared in order to fully inform the Board of the parameters of the proposed transaction and its impact on the Company. Subsequently, at the May 20, 1998, Board meeting, the Board heard various presentations by Sam Scott, the Company's President and Chief Operating Officer, James Ripley, the Company's Chief Financial Officer and Scott Mohr of Lehman Brothers, the Company's investment bankers. The presentations dealt with the strategic importance of the acquisition, the valuation factors, the financial aspects of the transaction, including the results expected to be achieved in 1999 sales, operating income, net income and earnings per share. Also presented were a comparable company analysis based on sales, cash flow and net income, a comparable transaction summary of recent competitive business combinations and a discounted cash flow summary. After due deliberation, the Board authorized the transaction based upon the primary financial terms presented and further authorized officers of the Company to negotiate and approve additional terms and the form of the documentation.

         Negotiations continued throughout June, July and into August 1998 between Aranguren family members, together with their attorneys and investment bankers, and Mr. Fortnum, Mr. Eugene Northacker, President of the Company's Latin America Division, Marcia Doane, the Company's General Counsel and the Company's attorneys and investment bankers. At the same time, the Company performed its due diligence, reviewing numerous documents produced by the Mexican operation and interviewing its management.

         On August 10, 1998, Mr. Schlatter called a special meeting of the Board for the primary purpose of informing the Board of the key issues involved in the negotiations. These included the transaction structure, the purchase price and payment schedule, the continued representation of Mr. Aranguren on the Board, liquidity and standstill provisions, licensing of the Arancia name, management non-compete agreements and shareholder agreements.

         Negotiations continued throughout August and into early September 1998. These resulted in a proposed Term Sheet, outlining the details of the transaction, which was sent to the Board in advance of its September 16, 1998, meeting. At the September Board meeting, various presentations were again made to the Board by Mr. Ripley and Mr. Mohr. These consisted of information concerning the components of the purchase price as of September 15, 1998, compared to June 15, 1998, based on the intervening devaluation of the Mexican peso and decline in the Company's stock price, the value of the equity to be acquired and the effect on goodwill. Also presented was a summary of the purchase price values as multiples of net income, book value, revenues and earnings before taxes, a comparable company analysis on the basis of sales and earnings multiples, comparable transactions within the industry and a discounted cash flow utilizing a range of assumptions. After due deliberation, the Board approved the transaction and authorized the Company's officers to negotiate and execute definitive documentation of the transaction.

         During the Board activity relating to the transaction, Mr. Aranguren excused himself from each Board meeting, or portion thereof, which dealt with the transaction and did not participate in any of the Board discussions or deliberations concerning the matter. In addition, he was not sent any of the reports, materials or analyses which were prepared to assist the Board in its deliberations on the transaction.

         After the September 1998 Board meeting, draft documents were prepared and distribute and negotiations on the documentation continued until October 21, 1998, when the Transaction Agreements were executed. Subsequent to the execution of the agreements, filings were made with the Mexican Federal Competition Commission, the Mexican Foreign Investment Commission and the U. S. Justice Department and Federal Trade Commission. All necessary approvals were received from these agencies during the month of November 1998 and the Initial Transaction was closed on December 2, 1998.

         The Company's Board has unanimously determined that the transaction is advisable and fair to and in the best interest of the Company and its stockholders. In making its determination, the Board considered a number of factors, including: (i) its knowledge of the business, operations, assets, financial condition, results of operations and prospects of the Joint Venture;
(ii) the strategic fit with the Company's objective of expanding its presence in areas where there is an above-average growth potential; (iii) the opportunity to be established in Mexico as a NAFTA-spanning business with a leading market share; (iv) the ability to make full use of each company's infrastructure to take advantage of new and untapped market opportunities arising from the globalization of the corn refining industry generally; (v) the terms of the Transaction Agreements; (vi) the accounting treatments of the transaction; (vii) the availability of Mr. Aranguren-Castiello to continue in the employment of the Joint Venture; and (viii) a fairness opinion on the transaction which was rendered by Lehman Brothers, the Company's investment bankers.

LEHMAN BROTHERS OPINION

         Lehman Brothers acted as financial advisor to the Company in connection with the Transaction. On September 16, 1998, Lehman Brothers delivered its oral opinion to the Board of Directors of the Company that the consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company which was confirmed in writing on October 21, 1998.

         The full text of Lehman Brothers' written opinion dated October 21, 1998 is attached as Exhibit I to this Proxy Statement (the "Lehman Opinion") and is incorporated herein by reference. Shareholders may read the Lehman Opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its Opinion. The summary of the Lehman Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Opinion.

         No limitations were imposed by the Company on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering the Lehman Opinion, except that Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of the [Joint Venture]. Lehman Brothers was not requested to and did not make any recommendation to the Company as to the form or amount of consideration to be paid by the Company in the Transaction, which was determined through negotiations between the Company and Arancia. In arriving at the Lehman Opinion, Lehman Brothers did not ascribe a specific range of value to the Joint Venture, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Transaction on the basis of the financial and comparative analyses described below. The Lehman Opinion is for the use and benefit of the Company and was rendered to it in connection with its consideration of the Transaction. Lehman Brothers was not requested to opine as to, and the Lehman Opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Transaction.


        In arriving at the Lehman Opinion, Lehman Brothers has reviewed and analyzed: (1) the Stock Purchase Agreement relating to the Transaction, (2) the Arancia-CPC Joint Ownership Agreement ("Joint Ownership Agreement"), including the terms relating to Arancia's rights to purchase the Company's 49% interest in the Joint Venture, (3) publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, (4) financial and operating information with respect to the business, operations and prospects of the Joint Venture and the Company furnished to Lehman Brothers by the Company,
(5) a comparison of the historical financial results and present financial condition of the Joint Venture with those of other companies that Lehman Brothers deemed relevant, (6) a comparison of the financial terms of the Transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant and (7) the pro forma impact of the Transaction on the Company. In addition, Lehman Brothers had discussions with the management of the Company concerning the businesses, operations, assets, financial condition and prospects of the Joint Venture and the Company and the strategic rationale of the Transaction from the Company's standpoint, and has undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at the Lehman Opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Joint Venture, upon advice of the Company, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Joint Venture and that the Joint Venture would perform substantially in accordance with such projections. In arriving at the Lehman Opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Joint Venture and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Joint Venture. The Lehman Opinion was necessarily based upon market, economic and other conditions as they exist on, and could be evaluated as of, the date of the Lehman Opinion.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Lehman Opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and the Joint Venture's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

        DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers performed a discounted cash flow analysis on the projected financial information of the Joint Venture for the fiscal years 1999 through 2003 based upon operating and financial assumptions, forecasts and other information provided to Lehman Brothers by the management of the Company. Using this information, Lehman Brothers discounted to present value the projected stream of unleveraged net income (earnings before interest and after taxes) for the fiscal years 1999 through 2003 as adjusted for: (i) certain projected non-cash items (such as depreciation and amortization); (ii) forecasted capital expenditures (including discretionary capital expenditures); and (iii) forecasted non-cash working capital. To estimate the residual value of the Company at the end of the forecast (the "Terminal Value"), Lehman Brothers applied a range of 6.5x-7.5x multiples to projected fiscal 2003 EBITDA.

        Lehman Brothers applied ranges of discount rates that varied from 12% to 16%. The value of Arancia's 51% interest in the Joint Venture resulting from these analyses ranged from $160 million to $180 million.


($ in millions)                       Terminal Multiple
                         -------------------------------------------
                          6.5x              7.0x               7.5x
               -----------------------------------------------------
               12%       $178.4            $194.2             $210.0
  Discount
   Rate


               -----------------------------------------------------
               14%       $157.0            $171.4             $185.9
               -----------------------------------------------------
               16%       $137.6            $150.8             $164.1
               -----------------------------------------------------

         COMPARABLE PUBLIC COMPANY ANALYSIS. Lehman Brothers compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant with the historical financial and operating performance of the Joint Venture, based upon information that was publicly available at that time and based upon information provided to Lehman Brothers by management of the Company. The companies that Lehman Brothers included in its universe of comparable companies were Archer-Daniels-Midland Company, Corn Products International, Eridania Beghin-Say S.A., Gruma S.A., Grupo Industrial Maseca, S.A. de C.V., Mavesa, S.A., Perdigao S.A., Sadia Concordia S.A. and Tate & Lyle PLC (collectively the "Comparable Companies").

         Lehman Brothers calculated a range of market multiples for the Comparable Companies by dividing the aggregate value (total common shares outstanding multiplied by the closing market price per share on September 11, 1998, plus the latest reported debt, preferred stock and minority interest minus latest reported cash and cash equivalents) ("Aggregate Value") of each of the Comparable Companies by such company's net sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") as reported in publicly available information. In addition, Lehman Brothers divided the equity value per share on September 11, 1998 of each of the Comparable Companies by EPS as projected for 1999 calendar year as represented by the mean estimate reported by IBES. This analysis indicated that the relevant ranges of multiples derived from the Comparable Public Companies were (i) net sales: 0.22x to 0.86x; (ii) EBITDA: 4.3x to 8.7x; (iii) EBIT: 6.9x to 16.2x; and (ii) 1999 EPS: 3.3x to 14.0x.

         Lehman Brothers then calculated imputed valuation ranges of the Company. This analysis resulted in a range of values of Arancia's 51% interest in the Joint Venture of $120 million to $170 million.

          -------------------------------------------------------
             Derived Multiple                    Implied Value
          -------------------------------------------------------
                 Net Sales
             (0.22x to 0.86x)                      NM - 73.2
          -------------------------------------------------------
                  EBITDA
              (4.3x to 8.7x)                      50.4 - 188.2
          -------------------------------------------------------
                   EBIT
              (6.9x to 16.2x)                     68.1 - 273.5
          -------------------------------------------------------
                 1999 EPS
              (3.3x to 14.0x)                     38.4 - 162.8
          -------------------------------------------------------

         Because of the inherent differences between the business, operations and prospects of the Comparable Companies, on the one hand, and the Joint Venture, on the other, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the Comparable Companies, on the one hand, and the Joint Venture, on the other, that would affect the public trading values of each.

         COMPARABLE TRANSACTIONS ANALYSIS. Lehman Brothers compared the financial and operating performance of certain companies that had engaged in recent merger transactions since December 1987, which Lehman Brothers considered relevant, with the historical financial and operating performance of the Company. Lehman Brothers analyzed the purchase prices and multiples paid or proposed to be paid in selected merger and acquisition transactions using publicly available information. The transactions that Lehman Brothers considered comparable to the Transaction included the transactions by Archer-Daniels-Midland Company with the Venezuela Foods unit of International Multifoods, by Archer-Daniels-Midland Company with Moorman Manufacturing Company, by Bunge International Inc. with Ceval Alimentos S.A., by Archer-Daniels-Midland Company with ED&F Man PLC (cocoa unit), by Archer-Daniels-Midland Company with Minnesota Corn Processors, by Archer-Daniels-Midland Company with Grace Cocoa (a division of W.R. Grace & Co.), by Archer-Daniels-Midland Company with Grupo Maseca S.A. de C.V., by ConAgra Inc. with Canadian Malting Co. Ltd., by Associated British Foods PLC with Kraft Foods' specialty oils operations, by Eridania Beghin-Say, S.A. with American Maize Products Company, by American Maize Products Company with American Fructose Corporation and by Tate & Lyle PLC with Staley Continental, Inc. (the "Selected Acquisitions").

         Lehman Brothers calculated the purchase price as a multiple of net sales, EBITDA and EBIT for each acquired company for the four fiscal quarters immediately preceding the announcement of the transaction. This analysis indicated that the relevant ranges of multiples derived from the Selected Acquisitions were (i) net sales: 0.30x to 2.64x; (ii) EBITDA: 3.8x to 25.4x; and
(iii) EBIT: 5.2x to 19.7x. Lehman Brothers then calculated the imputed valuation ranges of the Company by applying the results for the preceding four fiscal quarters of the Company to the mean multiples derived from its analysis of the Selected Acquisitions. This analysis resulted in a range of values of Arancia's 51% interest in the Joint Venture of $165 million to $200 million.

          -------------------------------------------------------
             Derived Multiple                  Implied Value
          -------------------------------------------------------
                 Net Sales
             (0.30x to 2.61x)                    NM - 399.1
          -------------------------------------------------------
                  EBITDA
              (3.8x to 25.4x)                   34.7 - 711.1
          -------------------------------------------------------
                   EBIT
              (5.2x to 19.7x)                   30.6 - 350.8
          -------------------------------------------------------

         Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Joint Venture and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgements concerning differences between the characteristics of these transactions and the Transaction that would affect the acquisition value of Arancia's 51% interest in the Joint Venture and such acquired companies.

         Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected Lehman Brothers because of its expertise, reputation and familiarity with the Company and because its investment banking professionals have substantial experience in transactions similar to the Transaction.

         As compensation for its services in connection with the Transaction, the Company has agreed to pay Lehman Brothers a fee of $750,000 upon consummation of the Transaction. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion.

         Lehman Brothers has also performed various investment banking services for the Company in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the Common stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         Ignacio Aranguren-Castiello is a director of the Company and is the controlling shareholder of each of Aralia and Arinsa. See "Certain Relationships and Related Transactions".


                 ADDITIONAL INFORMATION ABOUT THE JOINT VENTURE

         The Joint Venture was formed in 1994 through the contribution by CPC International Inc. and certain entities controlled by the Aranguren family of their respective Mexican corn wet-milling businesses to the Joint Venture. CPC International Inc. was the predecessor of Bestfoods. The 49% interest of Bestfoods in the Joint Venture was transferred to the Company in connection with the spin-off of the corn refining business of Bestfoods.

         The Joint Venture is a leading producer in Mexico of a large variety of food ingredients and industrial products derived from the wet milling of corn. It is headquartered in Guadalajara,

Mexico and has plants located in Guadalajara, San Juan Del Rio and Mexico City. The Joint Venture's annual sales total approximately $330 million. The Aranguren family has been in the corn refining business for more than 70 years. The total corn grinding capacity of the Joint Venture is 3,600 tons per day, equivalent to 144 thousand bushels a day.

         The business of the Joint Venture includes the manufacturing, marketing, distribution, sales and trading of all types of products derived from the corn wet milling process, such as corn starch, glucose corn syrups, corn syrup blends, high fructose sweeteners, caramel color, maltodextrins, dextrose, sorbitol, gluten meal, gluten feed and corn oil. It is the market leader in corn starch, dextrose, glucose corn syrup, maltodextrin, high fructose 55 syrups, sorbitol and caramel color.

         The Joint Venture's operations, consisting of 4 plants, produce regular and modified starches, dextrose, high fructose and high maltose corn syrups and corn syrup solids and maltodextrins, caramel color and sorbitol. The Joint Venture is Mexico's largest corn refiner. It was the first corn refiner in Mexico to produce HFCS-55 for sale to the soft drink bottling industry.

         The corn refining industry in Mexico is highly competitive. Most of the Joint Venture's products compete with virtually identical products and derivatives manufactured by other companies in the industry. Several of the Joint Venture's products also compete with products made from raw materials other than corn. High fructose corn syrup competes principally with cane sugar products. Co-products such as corn oil and gluten meal compete with soybean oil and soybean meal. Fluctuations in prices of these competing products may affect prices of, and profits derived from, the Joint Venture's products.

         The Company supplies a broad range of customers in the soft drink, brewing, baking, paper and pharmaceutical industries. Historically, only one customer accounts for more than 10% of total annual sales.

         The basic raw material of the corn refining industry is yellow dent corn. The Company sources most of its corn from the United States, although corn can also be sourced locally as required. The supply of imported corn in Mexico has been, and is anticipated to continue to be, adequate for the Company's domestic needs. The price of corn, which is determined by reference to prices on the Chicago Board of Trade, fluctuates as a result of three primary supply factors -- farmer planting decisions, climate and government policies -- and three major market demand factors -- livestock feeding, shortages or surpluses of world grain supplies and domestic and foreign government policies and trade agreements.

         Due to the competitive nature of the corn refining industry and the availability of substitute products not produced from corn, such as sugar from cane or beets, end product prices may not necessarily fluctuate in relation to raw material costs of corn.

         Over 8% of the Joint Venture's starch and refinery products are sold at prices established in supply contracts lasting for periods of up to one year. The remainder of the Company's starch and refinery products are not sold under firm pricing arrangements and actual pricing for those products is affected by market conditions and by the cost of corn at the time of production and sale.

         The Joint Venture engages in business primarily in Mexico.

         The Joint Venture's products are sold directly to manufacturers and distributors by salaried sales personnel, who are generally dedicated to customers in a geographic region. In addition, the Joint Venture has a staff that provides technical support to the sales personnel on an industry basis. The Joint Venture generally utilizes contract truckers to deliver bulk products to customer destinations but also has some of its own trucks for product delivery. In North America, the trucks generally ship to nearby customers.

         Pursuant to certain patent and trademark licenses, the Joint Venture has the right to use a number of patents which relate to a variety of products and processes and a number of established trademarks under which the Joint Venture markets its products. The Joint Venture does not believe that any individual patent or trademark is material. There is not currently any pending challenge to the use or registration of any of the Joint Venture's significant patents or trademarks that would have a material adverse impact on the Joint Venture or its results of operations.

         The Joint Venture has approximately 1,300 employees, all of whom are located in Mexico. Approximately 50% of the employees are unionized. The Joint Venture believes that its employee relations are good.

         The Joint Venture operates 4 manufacturing facilities, each of which is owned by the Joint Venture. In addition, the Joint Venture leases its corporate headquarters in Guadalajara, Mexico. The Joint Venture's plants are located in Guadalajara, San Juan Del Rio and Mexico City, Mexico.

         While the Joint Venture has achieved high capacity utilization, the Joint Venture believes its manufacturing facilities are sufficient to meet its current production needs.

         Historical and pro forma financial information with respect to the Joint Venture is included in Exhibit II.

SELECTED HISTORICAL FINANCIAL DATA OF THE JOINT VENTURE

         In the tables below, we provide you with selected historical financial data of the Joint Venture. We prepared this data using the consolidated financial statements of the Joint Venture.

     Unaudited (in millions)                     1998              1997              1996               1995
     -------------------------------------------------------------------------------------------------------------

     Summary of Operations
     -------------------------------------------------------------------------------------------------------------
     Net Sales                                           338              328                272               196
     -------------------------------------------------------------------------------------------------------------
     Net Income (loss)                                     8               (7)               (27)               (1)
     -------------------------------------------------------------------------------------------------------------
     Dividends Paid                                        -                -                  -                 -
     -------------------------------------------------------------------------------------------------------------

     -------------------------------------------------------------------------------------------------------------
      Balance Sheet Data                         1998              1997              1996               1995
     -------------------------------------------------------------------------------------------------------------
      Working Capital                                     44               91                  8               (18)
     -------------------------------------------------------------------------------------------------------------
      Plants and Properties - net                        268              269                271               178
     -------------------------------------------------------------------------------------------------------------
      Total Assets                                       359              436                386               253
     -------------------------------------------------------------------------------------------------------------
      Stockholders' Equity                               136              128                103               130
     -------------------------------------------------------------------------------------------------------------

SHAREHOLDER VOTE REQUIREMENT

         The NYSE Rules, Paragraph 312.03 of the Listed Company Manual, require shareholder approval prior to the time of issuance when a listed company issues additional shares of common stock if the common stock to be issued has (or will have upon issuance) voting power greater than 1% of the total voting power of the shares of the company's common stock outstanding and such stock is being issued to a director of the company or an entity controlled by a director of the company. At December 31, 1998, 37,610,553 shares of common stock and no shares of preferred stock were outstanding. The Company issued 1,764,706 shares of common stock, representing approximately 4.69% of the total voting power outstanding, in the Initial Transaction. The recipient of such shares, Aralia, is an entity controlled by Ignacio Aranguren-Castiello, a member of the Company's Board of Directors. In addition, at the option of the Company, additional shares of common stock may be issued in the Deferred Transactions. Although there is no maximum number of shares that can be issued in the Deferred Transactions, the total number of shares so issued will not have a current market value at the time of issuance in excess of US$30 million plus interest from the date of the Initial Transaction. Accordingly, the ratification of the issuance of such common stock is being submitted for approval by the Company's stockholders at the 1999 annual meeting in order to comply with the NYSE Rules.

         In the event that stockholders do not ratify this issuance of common stock, the Company would be required to consider the alternatives available to it at the time. Such alternatives could include attempting to renegotiate the Transaction to substitute another form of consideration for the common stock issued in the Initial Transaction. No assurance can be given that any such renegotiation could be successfully completed on terms acceptable to the Company. Any such renegotiation would be agreed to by the Company only if the renegotiated terms resulted in an economic impact on the Company at least as favorable to the Company as the original Transaction. If the stockholders failed to approve Proposal 2 and any such renegotiations were not successful, the common stock issued and to be issued in the Transaction would not be listed on the NYSE and the Company could be held to be in violation of the NYSE's rules, which could result in the NYSE taking action against the Company, including the possibility of a proceeding under NYSE Rule 499 for suspension or delisting. The Company cannot predict what action the NYSE would take under those circumstances.

         Under paragraph 312.07 of the NYSE Listed Company Manual, approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on the Proposal, provided that the total vote cast represents more than 50% in interest of all securities entitled to vote on the Proposal. Mr. Aranguren has informed the Company that he intends to vote his shares in favor of Proposal 2 in the same proportion as all other stockholders of the Company voting on Proposal 2.

         The Board of Directors believes that the issuance of common stock as part of the consideration for the Initial Transaction was fair to, and in the best interests of, the Company and that any issuance of Common Stock of the Company in either of the Deferred Transactions will be fair to, and in the best interests of, the Company. Accordingly, the Board of Directors, with Mr. Aranguren abstaining, recommends that stockholders vote for approval of this Proposal 2.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------

               PROPOSAL 3. RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed KPMG LLP ("KPMG") as independent auditors of the Company's operations in 1999, subject to ratification by the stockholders. A partner of KPMG will be at the stockholders' meeting and will have an opportunity to make a statement and answer appropriate questions. KPMG also performs non-audit services for the Company.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

--------------------------------------------------------------------------------

                                  OTHER MATTERS

         We do not know of any other matters to be presented or acted upon at the meeting. If other proposals are properly presented, the persons named in the proxy card are authorized to vote on them using their best judgment.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Proposals of stockholders that are intended to be presented at the 2000 Annual Meeting and that a stockholder wishes to be included in the Company's Proxy Statement for that meeting, must comply with certain rules and regulations promulgated by the Securities and Exchange Commission. The deadline for submitting to us any such proposal (which is otherwise in compliance with these rules and regulations) for inclusion in our Proxy Statement for the 2000 Annual Meeting is December 1, 1999.

         Under our By-laws, a stockholder may present at the 2000 Annual Meeting any other business, including the nomination of candidates for director, only if the stockholder has notified the Company's Corporate Secretary, in writing, of the business or candidates not earlier than February 16, 2000, and not later than March 18, 2000. There are other procedural requirements in our By-laws pertaining to stockholder nominations and proposals. Any stockholder may receive a copy of the By-laws, without charge, by writing to the Corporate Secretary.

                             ADDITIONAL INFORMATION

         If you plan to attend the annual meeting, please check the box on your proxy card and indicate the number of persons who will attend.

         The 1998 annual report to stockholders accompanies this proxy statement. If you receive more than one annual report at your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

         The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, DC, New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. The Company also files such reports and other information with the NYSE, on which the Company Common Stock is traded. Copies of such material can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

         THE COMPANY FILINGS (FILE NO. 1-13397 )              PERIOD
         -----------------------------------------------------------
         Annual Report on Form 10-K                  Fiscal Year Ended December 31, 1998.

         Current Reports on Form 8-K                 Dated October 21, 1998 and December 16,
                                                     1998, as amended.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Corn Products International, Inc.
                  Attention:  Corporate Secretary
                  6500 South Archer Avenue
                  Bedford Park, Illinois, 60501-1933
                  Telephone: 708-563-2400.

         PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                 By order of the Board of Directors,


                                 Marcia E. Doane
                                 Vice President, General Counsel
                                 and Corporate Secretary

March 31, 1999

                                    EXHIBIT I

                          [LEHMAN BROTHERS LETTERHEAD]




October 21, 1998



Board of Directors
Corn Products International, Inc.
6500 south archer Road
Bedford Park, IL  60501-1933

Members of the Board:

We understand that Corn Products International, Inc. (the "Company") and Arancia Industrial, S.A. de C.V. ("Arancia") have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") whereby the company will purchase Arancia's 51% interest in Arancia-CPC, a joint-venture between the Company and Arancia in which the Company currently owns the other 49% interest (the "JV"), for consideration of (i) $120 million in cash, (ii) 1,764,706 shares of common stock of the Company and (iii) contingent earn-out payments ranging from $9 million to $15 million in aggregate based upon the Company's actual earnings per share and the Company's North American operating income for fiscal years 2000, 2001 and 2002 (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Stock Purchase Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Stock Purchase Agreement, (2) the Arancia-CPC Joint Ownership Agreement ("Joint Ownership Agreement"), including the terms relating to Arancia's rights to purchase the Company's 49% interest in the JV, (3) publicly available information concerning the Company that we believe to be relevant to our analysis, (4) financial and operating information with respect to the business, operations and prospects of the JV and the Company furnished to us by the Company, (5) a comparison of the historical financial results and present financial condition of the JV with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant and (7) the pro forma impact of the Proposed Transaction on the Company. In addition, we have had discussions with the management of the Company concerning the businesses, operations, assets, financial condition and prospects of the JV and the Company and the strategic rationale of the Proposed Transaction from the Company's standpoint, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the JV, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the JV and that the JV will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the JV and have not made or obtained any evaluations or appraisals of the assets or liabilities of the JV. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. If a stockholder vote is required with respect to the Proposed Transaction, this opinion should not be deemed to constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Lehman Brothers
LEHMAN BROTHERS



                                                              Exhibit I - Page 2

                                   EXHIBIT II




                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY

                               1998 ANNUAL REPORT
















   NAME CHANGED TO "ARANCIA-CORN PRODUCTS S.A. DE C.V" EFFECTIVE MARCH 1, 1999

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS


OVERVIEW AND OUTLOOK

Arancia-CPC S.A. de C.V. is the largest corn refiner in Mexico and the only local producer of high fructose corn syrup (HFCS). Arancia-CPC principally manufactures and sells starch and starch derived products including, modified starch, glucose, dextrose, maltodextrins, and HFCS. Arancia-CPC completed a major expansion of the San Juan del Rio plant in 1997, adding the production of HFCS and electric co-generation facilities.

In 1998, Arancia-CPC returned to profitability after experiencing losses in 1997 and 1996. The return to profitability resulted from improved profit margins from lower corn costs and the local production of HFCS.

RESULTS OF OPERATIONS

Net sales. 1998 net sales grew 3 percent to $338 million from $328 million in 1997, with approximately 10 percent higher volume. 1998 pricing was generally lower than 1997, reflecting the pass through of lower corn costs.

1997 net sales were up 20 percent from $272 million in 1996 on 25% volume growth, reflecting the completion of the San Juan del Rio plant expansion and the production and sale of HFCS.

Cost of sales and operating expenses. Cost of sales for 1998 was 5% lower than 1997 despite the 3 percent increase in volumes. Lower cost of sales resulted from lower corn costs and operating efficiencies. Consequently, 1998 gross profit margins improved to 18 percent of sales, from 11 percent in 1997 and 1996. Cost of Sales in 1997 were up 21% from 1996 associated with the higher volumes.

Selling and Administrative. Selling and administrative expenses increased to 6 percent of sales in 1998 after declining to 5 percent of sales in 1997 from 9% percent of sales in 1996. The 1998 increase is attributable to severance costs and expenses incurred with the implementation of certain management information systems. 1996 selling and administrative expenses included a charge for deferred employee statutory profit sharing.

Interest expense and translation. 1998 financing costs decreased approximately 11 percent to $24 million from $27 million in 1997, resulting from a 31 percent reduction in interest expense offset by losses in currency translation.
Lower interest expense resulted from reduced borrowings.

Net income. Net income for 1998 totaled $8 million compared to a loss of $7 million in 1997. The improvement in net income largely reflects the increased gross profit margin. 1996 net loss was $27 million, reflecting adverse corn prices.


                                                           Exhibit II - Page 2

LIQUIDITY & CAPITAL RESOURCES

Total assets decreased to $359 million from $436 million at December 31, 1997 principally due to the use of cash to pay down long-term debt. Over the past three years, Arancia-CPC invested $136 million in capital expenditures primarily related to the expansion and production of HFCS at the San Juan del Rio facility.

Net cash flows. 1998 cash flows from operations was $34 million, 74 percent higher than 1997 and reflecting the improved profitability and a reduction in inventories. 1997 cash flow from operations of $20 million came largely from a reduction in the large inventories built up in 1996. In 1996, Arancia-CPC used $40 million in cash largely to finance an inventory build-up. In 1997, Arancia-CPC issued common stock to its then current shareholders the proceeds of which were to finance the capital expenditure plan and pay down debt.

Arancia-CPC had $159 and $209 million of long term debt at December 31, 1998 and 1997 respectively. In addition, Arancia-CPC has access to short term credit facilities. Arancia-CPC expects these credit facilities, together with cash flows from operations, to provide sufficient operating funds for normal capital expenditures in support of its business strategies.

RISK AND UNCERTAINTIES

Arancia-CPC operates in one business segment and in one country. The business and assets are subject to varying degrees of risk and uncertainty. Arancia-CPC insures its business and assets against insurable risk in a manner that it deems appropriate. Arancia-CPC believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure to non-performance would materially affect Arancia-CPC's results. Arancia-CPC also has policies to handle other financial risks discussed below.

Commodity Costs. Arancia-CPC makes finished products primarily from corn. In order to minimize the effect of volatility in the cost of corn, Arancia-CPC enters into derivative financial instruments in the form of corn futures contracts, or takes hedging positions in the corn futures market. These contracts typically mature within one year. While these hedging instruments are subject to fluctuations in value, changes in the value of the underlying exposures the Company is hedging generally offset such fluctuations. While the corn futures contracts or hedging position are intended to minimize the volatility of corn costs on operating profits, occasionally the hedging activity can result in losses, some of which may be material.

International Operations and Foreign Exchange. Arancia-CPC sells primarily world commodities and; therefore, believes that local prices will adjust relatively quickly to offset the effect of a local devaluation. Arancia-CPC generally hedges its US Dollar transactions utilizing forward contracts to lock in the exchange rates between the Mexican Peso and the US Dollar.

Interest Rate Exposure. Approximately 94% percent of the Company's borrowings are long-term loans payable in US Dollars. About 38% of these Long-term loans are at fixed interest rate, the rest are variable rates based on LIBOR or Prime. Approximately 6% of Arancia-CPC's


                                                            Exhibit II - Page 3
borrowings are short-term Mexican Peso bank loans with interest rates varying from 35.84% to 38.26%.

Readiness for the Year 2000. The Year 2000 issue is the result of certain computer programs using two digits rather than four to define the applicable year. Arancia-CPC is aware of the Year 2000 issue and has established a team with appropriate senior management support to identify and correct Year 2000 issues. Arancia-CPC expects to fix or replace internal software with non-compliant codes. This includes software in all of Arancia-CPC's manufacturing plants, building facilities and business systems. If not corrected, affected computer applications could fail or create erroneous results.

The Year 2000 plan involves assessment, evaluation, testing and remediation. Currently, Arancia-CPC is engaged in assessment, evaluation, testing and remediation. Evaluation involves the analysis of identified IT and non-IT systems for Year 2000 compliance. Remediation includes rewriting code in existing software, installation of new software and replacement of non-compliant equipment. As of December 31, 1998, considerable progress has been made in remediation. Arancia-CPC will modify or replace systems, as appropriate, which appear non-compliant, particularly those of high or medium priority.

Year 2000 compliance depends not only on our internal manufacturing and administrative processes, but also on the ability of the different participants in the supply chain to interchange products, services, and information without interruption. Arancia-CPC is communicating with suppliers and service providers to ascertain whether the equipment and services provided by them will be Year 2000 compliant. Until Arancia-CPC receives and analyzes responses from suppliers and providers, Arancia-CPC cannot assess the potential impact of third party supplier and service provider Year 2000 issues.

Arancia-CPC is exploring alternative solutions and developing contingency plans for handling mission critical areas in the event that remediation is unsuccessful. Arancia-CPC anticipates that contingency plans may include the stockpiling of necessary supplies, the build-up of inventory, creation of computerized or manual back-up systems, replacement of vendors, and addition of new vendors. Arancia-CPC expects to complete the Program, including establishment of contingency plans, in 1999.

Arancia-CPC currently estimates the total costs of program activities to achieve Year 2000 readiness at $4 million.

Arancia-CPC's Year 2000 Program is subject to a variety of risks and uncertainties. Some of the risks and uncertainties, such as the Year 2000 preparedness of third party vendors and service providers and unidentified issues with hardware, software and embedded systems, are beyond Arancia-CPC's control. Arancia-CPC can not assure that it will successfully complete the Program on a timely basis, achieving Year 2000 readiness prior to January 1, 2000 or a prior critical failure date. Arancia-CPC's failure to complete successfully the Year 2000 project could have a material adverse impact on its ability to manufacture and/or deliver its products.


                                                            Exhibit II - Page 4

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements concerning Arancia-CPC's financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions. These statements contain certain inherent risks and uncertainties. Although Arancia-CPC believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which Arancia-CPC manufactures and sells its products, including fluctuations in the value of the local currency; increased competitive and/or customer pressure in the corn refining industry; and Year 2000 preparedness. Such forward-looking statements speak only as of the date on which they are made and Arancia-CPC does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Report. If Arancia-CPC does update or correct one or more forward-looking statements, investors and others should not conclude that Arancia-CPC will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. See "Risk and Uncertainties" above.


                                                            Exhibit II - Page 5

                     [KPMG CARDENAS DOSAL, S.C. LETTERHEAD]





The Board of Directors and Stockholders
Corn Products International, Inc.:



We have audited the accompanying consolidated balance sheets of ARANCIA - CPC, S.A. de C.V. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ARANCIA - CPC, S.A. de C.V. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in three-year period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States of America.




KPMG CARDENAS DOSAL, S.C.


Guillermo Ochoa Maciel




January 15, 1999
Guadalajara, Jalisco, Mexico


                                                            Exhibit II - Page 6

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                        Consolidated Statements of Income
                             Years Ended December 31
                            (Thousands of US Dollars)


                                                                      1998                    1997                  1996
                                                                -----------------        ----------------       --------------

Net sales                                                           $ 338,445                  $ 327,668            $ 271,833

Cost of sales                                                         276,691                    292,789              242,145
                                                                -----------------        ----------------       --------------

              Gross profit                                             61,764                     34,879               29,688

Selling and administrative expenses                                    21,359                     16,963               25,380
                                                                -----------------        ----------------       --------------

               Operating income                                        40,405                     17,916                4,308
                                                                -----------------        ----------------       --------------

Other income and expense:
     Interest expense, net                                             17,437                     25,525               10,142
     Translation loss (gain)                                            6,810                      1,862                 (642)
                                                                -----------------        ----------------       --------------

                                                                       24,247                     27,387                9,500
                                                                -----------------        ----------------       --------------


               Income (loss) before taxes                              16,158                     (9,471)              (5,192)
                                                                -----------------        ----------------       --------------

Income tax expense (benefit)
    Current                                                               139                         42                   --
    Deferred                                                            7,878                     (2,944)              21,703
                                                                -----------------        ----------------       --------------

                                                                        8,017                     (2,902)              21,703
                                                                -----------------        ----------------       --------------


               Net income (loss)                                        8,141                    $(6,569)            $(26,895)
                                                                =================        ================       ==============


See accompanying notes to consolidated financial statements.


                                                            Exhibit II - Page 7

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1998 and 1997
                            (Thousands of US Dollars)


                            Assets                                       1998                          1997
                            ------                               -----------------         -----------------
      Current assets:
           Cash and cash equivalents                            $       8,285                        79,864
           Accounts receivable, net of allowance of $1,253
              and $439, respectively                                   39,769                        38,048
           Inventories, net                                            37,624                        43,801
           Prepaid expenses                                                95                           107
                                                                 -----------------         -----------------

                     Total current assets                              85,774                       161,820

      Plants and properties, net                                      268,540                       268,783
      Other assets, net                                                 4,481                         5,869
                                                                 -----------------         -----------------

                     Total assets                               $     358,795                       436,472
                                                                 =================         =================

             Liabilities and Stockholders' Equity                        1998                          1997
             ------------------------------------                -----------------         -----------------
      Current liabilities:
           Notes payable to banks                               $       8,102                        35,381
           Current portion of long-term debt                           12,732                        11,956
           Accounts payable                                            12,028                        11,369
           Accrued liabilities                                          7,609                         9,475
           Due to affiliated companies                                    487                           661
           Deferred income taxes                                          565                         2,024
                                                                 -----------------         -----------------

                     Total current liabilities                         41,523                        70,866


      Long-term debt                                                  146,745                       209,299
      Deferred income taxes                                            34,185                        26,986
      Other non-current liabilities                                       672                         1,792
                                                                 -----------------         -----------------

                     Total liabilities                                223,125                       308,943
                                                                 -----------------         -----------------

      Stockholders' equity
           Common stock                                                88,466                        88,466
           Additional paid-in capital                                  31,913                        31,913
           Retained earnings                                           15,291                         7,150
                                                                 -----------------         -----------------

                     Total stockholders' equity                       135,670                       127,529
                                                                 -----------------         -----------------

      Contingent liabilities (note 10)

                                                                $     358,795                       436,472
                                                                 =================         =================

      See accompanying notes to consolidated financial statements.


                                                            Exhibit II - Page 8

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
            Consolidated Statement of Changes in Stockholders' Equity
                     Years ended December 31, 1998 and 1997
                            (Thousands of US dollars)


                                                            Additional                                 Total
                                         Common               paid-in            Retained           stockholders'
                                          stock               Capital            earnings              equity
                                    ------------------  --------------------  ---------------   --------------------

Balances at December 31, 1995        $         68,466                20,726         (28,580)                 130,015

                                                                                          -
Additional paid-in capital                          -                   209                                      209

Dividends paid                                      -                     -            (209)                    (209)


Net loss                                            -                     -         (26,695)                 (26,695)
                                      ----------------  --------------------  -------------     --------------------

Balances at December 31, 1996        $         68,466                20,935          13,719                  103,120
                                      ================  ====================  =============     ====================

Increase in common stock                       20,000                     -               -                   20,000

Additional paid-in capital                          -                10,978               -                   10,978

Net loss                                            -                     -          (6,569)                  (6,569)
                                      ----------------  --------------------  -------------     --------------------

Balances at December 31, 1997        $         88,466                31,913           7,150                  127,529
                                      ================  ====================  =============     ====================

Net income                                          -                     -           8,141                    8,141
                                      ----------------  --------------------  -------------     --------------------

Balances at December 31, 1998        $         88,466                31,913          15,291                  135,670
                                     =================  ====================  =============     ====================


See accompanying notes to consolidated financial statements.


                                                               Exhibit II-Page 9

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996
                            (Thousands of US Dollars)

                                                                December 31,         December 31,      December 31,
                                                                    1998                 1997               1996
                                                          ------------------       ---------------   --------------
Cash flows from (used for) operating activities
     Net income (loss)                                  $              8,141               (6,569)          (26,895)
     Non-cash charges (credits) to net income
          Depreciation and amortization                               17,473               16,817             9,882
          Deferred taxes                                               5,740               (4,211)           33,221
     Changes in working capital
          Accounts receivable and prepaid items                       (1,709)              (3,299)           (6,282)
          Inventories                                                  6,176               18,023           (49,333)
          Due from affiliated companies                                 (174)                 926            (1,030)
          Accounts payable and accrued liabilities                    (1,207)              (1,914)              199
                                                         -------------------       --------------    --------------

         Net cash flows from operating activities                     34,440               19,773           (40,238)
                                                         -------------------       --------------    --------------

Cash flows from (used for) investing activities
     Acquisition of machinery                                        (17,230)             (14,515)         (104,507)

     Decrease (increase) in other noncurrent assets                    1,388                1,081              (776)
                                                         -------------------       --------------    --------------

         Net cash flows used for investing activities                (15,842)             (13,434)         (105,283)
                                                         -------------------       --------------    --------------

Cash flows from (used for) financing activities
     Issuance of common stock                                              -               20,000                 -
     Increase in additional paid-in capital                                -               10,978               209
     Dividends paid                                                        -                    -              (209)
     Increase in debt                                                      -               31,497           137,104
     Reduction in debt                                               (89,057)                   -                 -
     Change in other non-current liabilities                          (1,120)                   -                 -
                                                         -------------------       --------------    --------------

          Net cash flows from (used for) financing                   (90,177)              62,475           137,104
          activities                                     -------------------       --------------    --------------

(Decrease) Increase in cash and cash equivalents                     (71,579)              68,814            (8,417)
Cash and cash equivalents, beginning of period                        79,864               11,050            19,467
                                                         -------------------       --------------    --------------

          Cash and cash equivalents, end of period       $             8,285               79,864            11,050
                                                         ===================       ==============    ===============

Supplemental disclosures of cash flow information
     Interest paid                                       $            17,958               23,700           22,315
     Income taxes paid                                                   139                    -                -
                                                         -------------------       --------------    -------------

                                                         $            18,097               23,700           22,315
                                                         ===================       ==============    =============

      See accompanying notes to consolidated financial statements.


                                                              Exhibit II-Page 10

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)

(1)      Operations and summary of significant accounting policies:

         The Company and subsidiary's main activity is the manufacturing and sale of starch, glucose and cornstarch. Some operations are carried out with affiliated companies.

         Below is a description of the significant accounting policies and practices followed by the Company, which affect the main captions of the financial statements:

         a. Financial statement presentation - The accompanying financial statements have been translated from Mexican pesos to U.S. dollars using the reporting currency as the functional currency, therefore, the translation loss was booked in the statements of income.

         b. Translation method - The Company used the following exchange rates to translate into U.S. dollars the financial statements:

              Monetary assets, liabilities and tax loss     -    At the balance sheet date
              Fixed assets and capital stock                -    At the historical date
              Revenues, expenses, gain and losses           -    Weighted average for the period

         c. Consolidated financial statements - The consolidated financial statements include the assets, liabilities and operating results of those subsidiaries where ARANCIA-CPC, S.A. de C.V. holds the majority of capital stock. All significant intercompany transactions have been eliminated in the consolidated financial statements.

              The consolidated financial statements as of December 31, 1998 and 1997 include financial statements of ARANCIA-CPC, S.A. de C.V. and Arrendadora Gefemesa, S.A. de C.V.

         d. Cash and cash equivalents - Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value.

         e. Inventories - Inventories in the balance sheet are stated at the lower of cost or market. Corn is valued at average cost.

              The Company's policy is to determine raw material costs by contracting raw material futures, securing purchases of raw materials in the United States of America according to its production needs in the short-term and minimizing market price fluctuation risks. Such raw materials have a hedge effect; thus, gains or losses derived from such contracts are included in the unit cost of raw materials.

         f. Plants and properties - Plants and properties are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of


                                                              Exhibit II-Page 11

                   ARANCIA - CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           (Thousands of US dollars)

              depreciable assets at rates ranging from 25 years for buildings and 3 to 16 years for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes. Long-lived assets are reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

         g. Income taxes - Deferred income taxes reflect the differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted. The Company makes provisions for estimated income tax, less available tax credits and deductions.

         h. Seniority premiums and severance payments - Seniority premiums to which employees may be entitled upon retirement after fifteen years of service or more, pursuant to the Federal Labor Law, are recognized as cost of the years in which services are rendered, based on actuarial calculations. To this end, the companies have established an irrevocable trust. Contributions to the trust are charged to operations.

              Any other compensation to which employees may be entitled in case of separation, disability or death, are charged to operations of the years in which paid.

         i. Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         j. Risk and uncertainties - The Company operates in one business segment. The business is subject to varying degrees of risk and uncertainty. It insures its business and assets against insurable risks in a manner that it deems appropriate. The Company believes that the risk of loss from non-insurable events would not have a material adverse effect on the Company's operations as a whole.

(2)      Foreign currency exposure:

         At December 31, 1998 and 1997, the companies have $11million and $13.5 million, respectively, under exchange coverage. These hedge agreements provide that the financial institutions will be liable to pay (in domestic currency for each U.S. Dollar covered by the agreement), the difference between the official rate of exchange at the original and maturing dates.

         The exchange rate of the Mexican Peso to the U.S. Dollar at December 31, 1998 and 1997 was 9.87 and 8.06, respectively.


                                                              Exhibit II-Page 12

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)

(3)      Transactions with affiliated companies:

         Transactions carried out during 1998 and 1997 with affiliated companies were as follows:

                                                           1998                1997
                                                      ----------------     ---------------
       Sales                                            $      7,881               8,377
       Income on services                                      2,350               2,083
       Interest expense                                           98               7,406
       Royalties Expense                                       6,934               7,072
       Freight expense                                        11,762                  --
       Other expense                                           1,809                 786

 (4) Inventories:

        Inventories at December 31, 1998 and 1997 are comprised of the following:

                                                              1998              1997
                                                          ---------------   ---------------

      Finished goods                                     $        9,582            11,028
      Raw materials                                               8,638             9,958
      Material, packing and containers                            1,614             1,973
      Spare parts                                                 3,666             4,352
      Goods in transit                                           16,449            17,323
      Advances to suppliers                                          --                56
                                                          ---------------   ---------------

                                                                 39,949            44,690

      Less allowance for obsolescence                             2,324               889
                                                          ---------------   ---------------

      Inventories, net                                   $       37,625            43,801
                                                          ===============   ===============


                                                              Exhibit II-Page 13

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)


(5)     Plants and Properties:

        Plants and properties at December 31, 1998 and 1997 are:

                                                             1998                             1997
                                                        ----------------                 ----------------

      Land                                                $      7,567                            7,567
      Buildings and leasehold improvements                      50,727                           49,748
      Machinery and equipment                                  242,337                          226,452
      Other                                                      3,370                            4,064
      Construction in progress                                  18,546                           17,404
                                                        ----------------                 ----------------

                                                               322,547                          305,235

      Less accumulated depreciation                             54,007                           36,452
                                                        ----------------                 ----------------

      Plants and properties, net                          $    268,540                          268,783
                                                        ================                 ================

         In 1998 and 1997, the Company capitalized $521 and $891, respectively, in interest cost as a component of the cost of construction in progress.

(6)      Financial Instruments

         The carrying values of cash equivalents, accounts receivable, accounts payable and debt approximate fair values.

         Raw material futures contracts:

         At December 31, 1998, the Company had entered into raw material futures contracts for purchases aggregating $34,390. Contracts to buy raw materials after March 1999 amount to $11,395 and after July 1998 to $9,623. At December 31, 1998 there are unrealized losses of $886.


                                                              Exhibit II-Page 14

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)

(7)      Notes payable and Long-term debt:

         Long-term debt at December 31, 1998 and 1997 is comprised of the following:

                                                                                      1998                   1997
                                                                               ------------------    -----------------
      Payable in U.S. Dollars:

         Commercial loans for imports, financing and mortgage loans bearing variable interest rates based on the LIBOR or Prime rate plus a differential, secured by property, plant and
             equipment and due in semi-yearly installments, and maturity
             through December, 2007.                                              $    93,725              127,172

         Commodity Credit Corporation (CCC) loans for specific
             business purposes current through January 2001 for the
             purchase of corn through the subscription of new documents and the preceding documents every six months, bearing at
             LIBOR rate plus the amount determinate by the parties at the time of disposing of funds and subject to a review of credit terms by the intermediary bank in August of each year and
             secured by inventories. Due to the nature of the agreement,
             it was considered that no current installments exist.                      5,752               31,106

          Commercial mortgage loans for the purchase of machinery and equipment with fixed interest rate, secured by industrial
             plant, payable semi-annually and maturity through the
             year 2006.                                                                60,000               62,977
                                                                              -----------------    -----------------

                                                                                      159,477              221,255

          Less current installments                                                    12,732               11,956
                                                                              -----------------    -----------------

              Long-term debt, excluding current installments                      $   146,745              209,299
                                                                              =================    =================




                                                              Exhibit II-Page 15

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)



         Maturity dates of long-term debt over the following five years are as follows:

                                2000                          $       38,480
                                2001                                  54,480
                                2002                                  11,283
                                2003                                  10,001
                                2004 and thereafter                   32,501
                                                                --------------

                                                              $      146,745
                                                                ==============

         The Company has several notes payable to banks which are unsecured and with maturities of less than one year. The total of $8,102 incurs interest at 35.84 to 38.26% at December 31, 1998.

(8)      Stockholders' equity:

         The main characteristics of the accounts that comprise stockholders' equity are described below:

         a. At December 31, 1998 capital stock is represented by 1,000,000 common, registered shares with no par value, divided in two series: 510,000 Series "I" and 490,000 Series "II" shares.

         b. 5% of earnings for each period must be appropriated to create a legally required reserve until the reserve reaches one fifth of capital stock and is therefore not available for distribution to the shareholders.

         c. The updated amount on the tax basis of contributions made by shareholders and retained earnings on which income tax has already been paid, as applicable, may be refunded or distributed tax free. Other refunds and distributions in excess of such amounts, according to the procedure set forth in the Law, are subject to a dividend tax at a 35% rate, therefore, stockholders may only dispose of 65% of such amounts.

(9) Income tax (IT), tax on assets (TA), employees' statutory profit sharing (ESPS) and unamortized tax losses:

         The companies file individual IT and TA returns; therefore, the combined statement of earnings includes a summary of the IT and TA expense.

         Promociones Industriales Aralia, S.A. de C.V., as holding and ARANCIA-CPC, S.A. de C.V. and its Subsidiary as subsidiaries obtained authorization from the Ministry of Finance and Public Credit to consolidate for tax purposes.


                                                              Exhibit II-Page 16

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)


       Pursuant to the current tax provisions, corporations must pay the greater of IT and TA. Both taxes recognize the effects of inflation although differently than accounting principles generally accepted in Mexico.

       ESPS is practically computed on the same bases as IT but without recognizing the effects of inflation.

       ESPS costs are reflected as compensation costs in the consolidated Statements of Income.

       TA payable in excess of IT for the period may be recovered in the succeeding ten periods, updated by inflation, provided IT exceeded TA in any of those periods. At December 31, 1998 of ARANCIA-CPC, S.A. de C.V. there is recoverable TA in the future as follows:

                                                        Amount
                                      ---------------------------------------------
                  Originated                                   Restated at                  Expire
                      In                Original            December 31, 1998                 in
               ------------------     --------------     --------------------------      --------------

                     1994         $       502                     561                       2004
                                      ==============          ============

         Through a Presidential Decree to promote investments published on November 1, 1995, up to 100% of some investments in fixed assets made in 1996 by taxpayers that had been operating prior to November 1, 1995 may be immediately deducted for tax purposes.

         Company investments in 1996 that are subject to immediate deduction gave rise to a loss for income tax purposes of $99,832.

         On the other hand, through a mechanism provided by the application rules of said Decree, the aforesaid immediate deduction results in the reduction of the TA liability of 1998 and 1997 and, if such tax exceeds tax due, the updated difference may be used to reduce estimated tax payments for the current and five succeeding years.

         As a result of the aforesaid deduction, TA for 1998 and 1997 of $4,041 and $4,368 respectively, was eliminated leaving $24,099 to be applied to the succeeding three years.

         Pursuant to the current IT Law, it is possible that a tax loss, updated by inflation, be carried forward to the taxable income of the ten succeeding periods. Tax losses have no effect on ESPS. Of the tax losses sustained in previous periods $21,450 was applied to 1998 and $33,932 was applied to 1997 taxable income, giving rise to a tax benefit of $7,293 and $11,537 in the respective years.


                                                              Exhibit II-Page 17

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)


         At December 31 1998, unamortized tax losses of Arancia-CPC, S.A. de C.V. and Arrendadora Gefemesa, S.A. de C.V. and the years in which their right to use them expires are as follows:

                                                          Amount
                                      -------------------------------------------------
                Originated                                    Restated at                   Expire
                    In                 Original            December 31, 1998                  In
              -----------------       ------------         -----------------              -------------

                   1996          $      92,411                 100,596                       2006
                                      ------------          ----------------

                                 $      92,411                 100,596
                                      ============          ================


         The temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax asset and liability are as follows:

                                                                       1998                      1997
                                                                  ----------------          ----------------
             Assets:
                  Tax loss carryforwards                    $              38,263                    44,159
                  Allowance for doubtful accounts                             564                       193
                  Accrued expenses                                          1,530                       861
                                                                  ----------------          ----------------

                            Gross deferred tax assets                      40,357                    45,213
                                                                  ----------------          ----------------

             Liabilities:
                  Inventories                                              10,312                    11,910
                  Fixed assets                                             63,596                    60,624
                  Other                                                     1,199                     1,689
                                                                  ----------------          ----------------

                            Gross deferred tax liabilities                 75,107                    74,223
                                                                  ----------------          ----------------

             Deferred tax liability                         $              34,750                    29,010
                                                                  ================          ================

         The Company has not recorded a valuation allowance as management believes it is more likely than not that all tax assets will be utilized. The statutory tax rate for Mexico is 34%. The effective tax rate in 1998 was 50%.

(10)     Contingent liabilities:

         In 1998, the Company developed a plan to deal with the Year 2000 problem and began converting its computer systems to be Year 2000 compliant. The plan provides for the conversion efforts to be completed by the end of 1999. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. The total cost of the project is estimated to be $4 million and is being funded through operating cash flows.


                                                              Exhibit II-Page 18

                    ARANCIA-CPC, S.A. DE C.V. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                            (Thousands of US dollars)


(11)     Subsequent events:

         a) On January 1, 1999 the income tax rate was increased from 34% to 35%. Additionally, certain distributions to stockholders will be subject to a 5% withholding tax.
         b) On December 2, 1998, the stockholders of the Company voted to change the name of the Company to Arancia-Corn Products, S.A. de C.V. effective March 1, 1999.



                                                              Exhibit II-Page 19

                        CORN PRODUCTS INTERNATIONAL, INC.
                         Pro Forma Financial Information


The following unaudited pro forma consolidated condensed balance sheet as of December 31, 1997, gives effect to the acquisition of 100% of Arancia-CPC, S.A. de C.V. ("Arancia") by Corn Products International, Inc. ("the "Company") as of December 31, 1997 as if the acquisition had occurred January 1, 1997. The following unaudited pro forma consolidated condensed statements of income for the years ended December 31, 1997 and 1998 are presented as if 100% of the acquisition of Arancia had occurred, and the operations of the Company and Arancia had been consolidated, as of January 1, 1997. The future installment payments of $73 million, for the remaining 20.9% of Arancia and the minimum contingent payments of $9 million are reflected as minority interest. Interest on the installment payments of $73 million is recorded as minority income and accrues at the same rate of interest as the Company's short term U.S. credit facility. The unaudited pro forma consolidated condensed financial statements are presented for comparative purposes only and do not purport to be indicative of the combined financial position or results of operations which would have been realized had the acquisition of Arancia been consummated as of the date or during the periods for which unaudited pro forma financial statements are presented or for any future period or date. The unaudited pro forma financial information should be read in conjunction with the Company's previously filed year end and interim financial statements and the audited financial statement and notes thereto for Arancia that appear elsewhere in this proxy statement.


                                                             Exhibit II-Page 20

                        CORN PRODUCTS INTERNATIONAL, INC.
                 Unaudited Proforma Consolidated Balance Sheets
                                December 31, 1997
                            (Thousands of US Dollars)


                                                     Historical         Historical        Proforma           Proforma
                                                    Corn Products         Arancia         Adjustments       Consolidated
                       Assets                    ------------------ ------------------- -------------    ----------------


       Current assets:
            Cash and cash equivalents          $                85                  79          (48) (a)             116
            Accounts receivable, net                           182                  38                               220
            Inventories                                        123                  44                               167
            Deferred tax asset                                  20                   -                                20
            Prepaid expenses                                    13                   -                                13
                                                 ------------------ -------------------                  ----------------

                      Total current assets                     423                 161                               536

       Plants and properties, net                            1,057                 269                             1,326
       Goodwill                                                  -                   -           131 (b)             181
       Investments in and loans to
       unconsolidated affiliates                               168                   -           (74)(c)              94
       Other assets, net                                        18                   6                                24
                                                 ------------------ -------------------                  ----------------

                      Total assets             $             1,666                 436                             2,111
                                                 ================== ===================                  ================


       Liabilities and Stockholders' Equity

       Current liabilities:
            Short term  borrowings and current $
       portion of long-term debt                               337                  47                               384
            Accounts payable and accrued
       liabilities                                             159                  22                               181
            Taxes payable on income                              -                   2                                 2
                                                 ------------------ -------------------                  ----------------

                      Total current liabilities                496                  71                               567

       Long-term debt                                           13                 209                               160
       Deferred taxes on income - non-current                  128                  27                               175
       Other non-current liabilities                            37                   2                                39
       Minority stockholder's interest                           6                   -            82 (d)              88
                                                 ------------------ -------------------                  ----------------

                      Total liabilities                        680                 309                             1,029
                                                 ------------------ -------------------                  ----------------


                                                              Exhibit II-Page 21

                        CORN PRODUCTS INTERNATIONAL, INC.
                 Unaudited Proforma Consolidated Balance Sheets
                                December 31, 1997
                            (Thousands of US Dollars)


                                                   Historical          Historical       Proforma            Proforma
                                                  Corn Products         Arancia          Adjustments      Consolidated
                                                ----------------------------------------------------------------------
     Stockholders' equity:
          Common stock                                        1                   88        (88)  (e)                1
          Additional paid-in capital                      1,008                   32         64   (f)            1,104
          Cumulative translation adjustment                 (23)                   -                               (23)
          Retained earnings                                   -                    7         (7)  (g)                -
                                                ---------------   ------------------                    --------------

                 Total stockholders' equity                 986                  127                             1,082

                                             $            1,666                  436                             2,111
                                                ===============   ==================                    ==============

                                                ===============   ==================                    ==============



See accompanying notes to unaudited pro forma consolidated Financial Statements

                                                              Exhibit II-Page 22

                        CORN PRODUCTS INTERNATIONAL, INC.
              Unaudited Proforma Consolidated Statements of Income
                        For Year Ending December 31, 1998
               (Millions of US Dollars, except per share amounts)




                                                        Historical      Historical                Proforma     Proforma
                                                       Corn Products      Arancia               Adjustments   Consolidated
                                                      --------------------------------          ----------------------------
      Net sales                                    $           1,488             338               (2)  (aa)         1,784

      Cost of sales                                            1,277             276               (2)  (aa)         1,551
                                                      --------------- ---------------                        --------------

                    Gross profit                   $             171              62                                   233

      Selling, general and administrative
      expenses                                                   101              22    3  (bb),   (7)  (cc)            119
      Income from unconsolidated subsidiaries                    (14)              -                9   (dd)            (5)
                                                      --------------- ---------------                        --------------


                     Operating income              $              84              40                                   119
                                                      --------------- ---------------                        --------------


      Other (income) and expenses                  $              13              24                1   (gg)            38
                                                      --------------- ---------------                        --------------

      Income(loss) before income
      tax and minority interest                                   71              16                                    81
      Provision (benefit) for income taxes
                                                                  25               8               (5)  (ee)            28
      Minority stockholder interest                                3               -                4   (ff)             7
                                                      --------------- ---------------                        --------------


                     Net income                    $              43               8                                    46
                                                      =============== ===============                        ==============

      Earnings per share:
      Basic                                        $            1.19                                                  1.22
      Diluted                                      $            1.19                                                  1.22

 See accompanying notes to unaudited pro forma consolidated Financial Statements


                                                              Exhibit II-Page 23

                        CORN PRODUCTS INTERNATIONAL, INC.
              Unaudited Proforma Consolidated Statements of Income
                        For Year Ending December 31, 1997
               (Millions of US Dollars, except per share amounts)


                                                      Historical       Historical           Proforma          Proforma
                                                     Corn Products       Arancia           Adjustments      Consolidated
                                                   ----------------------------------   ------------------------------------

     Net sales                                              $ 1,418             328              (2) (aa)             1,744

     Cost of sales                                            1,280             293              (2) (aa)             1,571
                                                   ----------------- ---------------                      ------------------

                   Gross profit                             $   138              35                                     173

     Selling, general and administrative expenses                90              17      3 (bb), (7) (cc)               103

     Restructuring and spin-off charges, net                    109               -                                     109

     Income from unconsolidated subsidiaries                      -               -                                       -
                                                   ----------------- ---------------                      ------------------


                    Operating income (loss)                 $   (61)             18                                     (39)
                                                   ----------------- ---------------                      ------------------


     Other (income) and expenses                            $    28              27                1 (gg)                56
                                                   ----------------- ---------------                      ------------------

     Income(loss) before income tax and
     minority interest                                                           (9)                                    (95)

     Provision (benefit) for income taxes                       (19)             (3)               1 (ee)               (21)

     Minority stockholder interest                                2               -                5 (ff)                 7
                                                   ----------------- ---------------                      ------------------

     Net income before change in accounting
     principle                                                  (72)             (6)                                    (81)
                                                   ================= ===============                      ==================

     Cumulative effective of change in
     accounting principle                                                         -                                       3

                    Net income (loss)                       $   (75)             (6)                                    (84)
                                                   ================= ===============                      ==================

     Earnings per share:
     Basic and Diluted:
         Net loss before change in
         accounting principle                                 (2.02)                                                  (2.22)
         Cumulative effect of change in
         accounting principle                                                                                         (0.08)
                                                                                                          ------------------
         Net income                                          $(2.10)                                                  (2.30)

See accompanying notes to unaudited pro forma consolidated Financial Statements



                                                              Exhibit II-Page 24

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The accompanying historical financial statements of Arancia were prepared in accordance with U.S. generally accepted accounting principles and are presented in U.S. dollars. Arancia amounts presented in the pro forma consolidated balance sheet consist of the Arancia historical balance sheet amounts which were converted into U.S. dollars at the year end exchange rate. Arancia amounts presented in the pro forma condensed consolidated statement of income consist of the Arancia historical statement of income amounts, which were converted into U.S. dollars at the average exchange rate for the year.


NOTE 2 - PROFORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

a)       To record cash consideration paid for acquisition
b)       To record goodwill arising as a result of purchase of net assets
c)       To eliminate investment under equity method
d)       To record balance owed for purchase
e) To record issuance of common stock at par value and eliminate Arancia common stock
f) To record additional paid-in-capital in excess of par on issue of 1,764,705 shares, $51 million and eliminate Arancia APIC
g)       To eliminate Arancia retained earnings


NOTE 3 - PROFORMA CONSOLIDATED  STATEMENTS OF INCOME ADJUSTMENTS


aa)      To eliminate intercompany transactions
bb)      To record income effect of amortization of goodwill - 12 mos.
cc)      To eliminate royalties for trademark and technology acquired
dd)      To eliminate income from investment (under equity method)
ee) To record tax effect of goodwill deduction, royalty income, interest, at Company's effective tax rate
ff)      To record interest on outstanding amount owed on purchase
gg) To record incremental interest expense, net of reduced interest for Arancia debt reduction (1997)


                                                              Exhibit II-Page 25

                       CORN PRODUCTS INTERNATIONAL, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
P                THE COMPANY FOR ANNUAL MEETING ON MAY 19, 1999
R
O    The undersigned hereby appoints KONRAD SCHLATTER and MARCIA E. DOANE, as
X    Proxies, each with the power to appoint his or her substitute, and hereby
Y authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Corn Products International, Inc., which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Wyndham Garden Hotel-O'Hare, 5615 N. Cumberland Avenue, Chicago, Illinois, on May 19, 1999 at 9:30 a.m., local time, or any adjournment thereof, and in their discretion, upon any other matters which may properly come before the meeting.

------------------------------------------------------------
Election of four Directors, each for a term of three years.          (change of address)
Nominees:                                                             --------------------------------------------------------
Alfred C. DeCrane, Jr.                                                --------------------------------------------------------
Guenther E. Greiner                                                   --------------------------------------------------------
Richard G. Holder                                                     --------------------------------------------------------
Konrad Schlatter                                                      (if you have written in the above space, please mark the
                                                                      corresponding box on the reverse side of this card)
Election of one Director for a term of one year.

Nominee: Ronald M. Gross
------------------------------------------------------------
[LOGO OF PRINTED ON RECYCLED PAPER]                                                                               -------------
                                                                                                                   SEE REVERSE
                                                                                                                      SIDE
                                                                                                                  -------------

                            v FOLD AND DETACH HERE v



                      IMPORTANT: PLEASE VOTE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED


[X] Please mark your                                                                                                     |
    votes as in this                                                                                                     |      2356
    example.                                                                                                             |
                                                                                                                          -----

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.
------------------------------------------------------------------------------------------------------------------------------------
                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
------------------------------------------------------------------------------------------------------------------------------------
                    FOR       WITHHELD                      FOR     AGAINST   ABSTAIN                       FOR    AGAINST   ABSTAIN
1. Election of      / /         / /    2. Ratification and  / /       / /       / /    3. Appointment of    / /      / /       / /
   Directors                              Approval of the                                 KPMG LLP as
   (See reverse)                          issuance of                                     Independent
                                          Common Stock                                    Auditors
                                                                                     |----------------------------------------------
For, except vote withheld from the following nominee(s)                              |  --------------------------------------------
                                                                                     |  |              Special Action
                                                                                     |  | Discontinue Annual   / /   Change of   / /
   -----------------------------------------------------                             |  | Report Mailing for         Address on
-------------------------------------------------------------------------------------|  | this Account               Reverse Side
                                                                                        |
                                                                                        |
                                                                                        | Admission Ticket     / /   No. of
                                                                                        | Request                    Persons ____
                                                                                        |
                                                                                        |
                                                                                        --------------------------------------------
                                                                                        Please date, sign exactly as name appears
                                                                                        hereon and return promptly in the enclosed
                                                                                        envelope.  When shares are held by joint
                                                                                        tenants, both should sign.  When signing as
                                                                                        attorney, executor, administrator, trustee
                                                                                        or guardian, please give full title as such.
                                                                                        If a corporation, please sign in full
                                                                                        corporate name by president or other
                                                                                        authorized officer.  If a partnership,
                                                                                        please sign in partnership name by
                                                                                        authorized person.


                                                                                        --------------------------------------------

                                                                                        --------------------------------------------
                                                                                        SIGNATURE(S)                      DATE

                           v FOLD AND DETACH HERE v